Registration No.333-______

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933

BLUEFIRE ETHANOL FUELS, INC.
(Name of small business issuer in its charter)

Nevada	2860	20-4590982

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

BlueFire Ethanol Fuels, Inc.
31 Musick
Irvine, California 92618
(949) 588-3767 (telephone number)
(949) 588-3972 (facsimile number)

(Address and telephone number of principal executive offices and principal place of business)

X-Clearing Corp.
535 16th Street, Suite 810
Denver, CO 80202
(303) 573-1000 (telephone number)
 (Name, address and telephone number of agent for service)

Copies to:
Robert E. Lustrin, Esq.
Craig A. Sklar, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1200 (telephone number)
(212) 480-8421 (facsimile number)

Approximate date of proposed sale to public:
From time to time after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATIONOFREGISTRATIONFEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.001 par value per share	6,724,039	$3.18	$21,382,444	$656.44
Common Stock, $0.001 par value per share, issuable upon exercise of outstanding warrants	6,764,472	$3.18	$21,511,020	$660.39
TTAL	13,488,511	$3.18	$42,893,464	$1,316.83

______________________

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sale price of the common stock as reported on the Over-the-Counter Bulletin Board on December 18, 2007.

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2007

PRELIMINARY PROSPECTUS

BlueFire Ethanol Fuels, Inc.

13,488,511 Shares of Common Stock

This Prospectus relates to the resale by selling stockholders (the “Selling Stockholders”) of 13,488,511 shares of our common stock $0.001 par value (the “Common Stock”), including (i) 6,724,039 shares of our issued and outstanding Common Stock and (ii) 6,764,472 shares of Common Stock issuable upon exercise of outstanding warrants.

We are not selling any shares of Common Stock in this offering and, as a result, will not receive any proceeds from this offering. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders. We may, however, receive proceeds in the event that some or all of the warrants held by the Selling Stockholders are exercised for cash.

The Selling Stockholders may sell Common Stock from time to time at prices established on the Over-the-Counter Bulletin Board (the “OTCBB”) or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The Common Stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the Selling Stockholders. The Selling Stockholders may engage brokers, dealers or agents, who may receive commissions or discounts from the Selling Stockholders. We will pay substantially all the expenses incident to the registration of the shares; however, we will not pay for sales commissions and other expenses applicable to the sale of the shares.

Our Common Stock is currently listed on the OTCBB under the symbol “BFRE.OB.” On December 18, 2007, the closing price of our Common Stock was $3.17 per share.

An investment in our Common Stock involves significant risks. Investors should not buy our Common Stock unless they can afford to lose their entire investment. See “Risk Factors” beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                         , 2008

i

PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. In this Prospectus, the terms “BlueFire,” “Company,” “we,” “us” and “our” refer to BlueFire Ethanol Fuels, Inc. and our operating subsidiary.

Our Company

We are BlueFire Ethanol Fuels, Inc., a Nevada corporation. Our goal is to develop, own and operate high-value carbohydrate-based transportation fuel plants, or biorefineries, to produce ethanol, a viable alternative to fossil fuels, and to provide professional services to biorefineries worldwide. Our biorefineries will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues and cellulose from municipal solid wastes into ethanol. This versatility enables us to consider a wide variety of feedstocks and locations in which to develop facilities to become a low cost producer of ethanol. We have licensed for use a patented process from Arkenol, Inc., a Nevada corporation (“Arkenol”), to produce ethanol from cellulose (the “Arkenol Technology”). We are the exclusive North America licensee of the Arkenol Technology. We may also utilize certain biorefinery related rights, assets, work-product, intellectual property and other know-how related to 19 ethanol project opportunities originally developed by ARK Energy, Inc, a Nevada corporation, to accelerate our deployment of the Arkenol Technology.

Company History

We are a Nevada corporation that was initially organized as Atlanta Technology Group, Inc., a Delaware corporation, on October 12, 1993. The Company was re-named Docplus.net Corporation on December 31, 1998, and further re-named Sucre Agricultural Corp. (“Sucre”) and re-domiciled as a Nevada corporation on March 6, 2006.  Immediately prior to the Reverse Merger described below, Sucre changed its name to BlueFire Ethanol Fuels, Inc.

On June 27, 2006, the Company completed a reverse merger (the “Reverse Merger”) with BlueFire Ethanol, Inc. (“BlueFire Ethanol”).  At the time of Reverse Merger, the Company was a blank-check company and had no operations, revenues or liabilities. The only asset possessed by the Company was $690,000 in cash which continued to be owned by the Company at the time of the Reverse Merger. In connection with the Reverse Merger, the Company issued BlueFire Ethanol 17,000,000 shares of common stock, approximately 85% of all of the outstanding common stock of the Company, for all the issued and outstanding BlueFire Ethanol common stock. The Company stockholders retained 4,028,264 shares of Company common stock.  As a result of the Reverse Merger, BlueFire Ethanol became our wholly-owned subsidiary.  On June 21, 2006, prior to and in anticipation of the Reverse Merger, Sucre sold 3,000,000 shares of common stock to two related investors in a private offering of shares pursuant to Rule 504 for proceeds of $1,000,000.

The Company's shares of common stock began trading under the symbol “BFRE.PK” on the Pink Sheets of the National Quotation Bureau on July 11, 2006 and later began trading on the OTCBB under the symbol “BFRE.OB” on June 19, 2007. On December 18, 2007 the closing price of our Common Stock was $3.17 per share.

Our executive offices are located at 31 Musick, Irvine, California 92618 and our telephone number at such office is (949) 588-3767.

Recent Developments

On December 14, 2007, we consummated an agreement to issue up to 5,740,741 shares of common stock and warrants to purchase 5,740,741 shares of common stock for net proceeds of $14,450,000 (the “December Private Placement”). The warrants have an exercise price of $2.90 per share and expire five years from the date of issuance.

In connection with the December Private Placement, we modified the conversion price of our previously issued 8% Senior Secured Convertible Promissory Notes (“Convertible Notes”) from $4.21 to $2.90 per share. We also modified the exercise price of the class “A” and class “B” warrants issued with the Convertible Notes from $5.48 and $6.32, respectively to $2.90 per share.

On December 14, 2007, the holders of the Convertible Notes converted their outstanding principal balance of $2,000,000 and accrued interest of $33,333 into 700,922 shares of common stock.

On December 17, 2007, we filed an S-8 with the SEC to register 10,000,000 shares of common stock under our Amended and Restated 2006 Incentive and Non-Statutory Stock Option Plan.

The Offering

Common Stock Being Offered By Selling Stockholders
13,488,511 shares of Common Stock. This includes (i) 6,724,039  shares of our issued and outstanding Common Stock and (ii)  6,764,472 shares of Common Stock issuable upon exercise of  outstanding warrants.

Initial Offering Price
The initial offering price for shares of our Common Stock will be determined by prevailing prices established on the OTCBB or as negotiated in private transactions, or as otherwise described in “Plan of Distribution.”

Terms of the Offering	The Selling Stockholders will determine when and how they will sell the Common Stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of(i) such time as all of the Common Stock has been sold pursuant to the registration statement, (ii) two years or (iii) such time as all of  the Common Stock become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of Proceeds
We are not selling any shares of Common Stock in this offering and, as a result, will not receive any proceeds from this offering. We may, however, receive proceeds in the event that some or all of the warrants held by the Selling Stockholders are exercised for cash. The proceeds from the exercise of such warrants, if any, will be used for working capital and general corporate purposes.

OTCBB Trading Symbol	“BFRE.OB”

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

SUMMARY FINANCIAL DATA

You should read the summary financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and our financial statements and the related notes included elsewhere in this prospectus. We derived the financial data as of the nine months ended September 30, 2006 and 2007, and for the period from March 28, 2006 (Inception) to December 31, 2006, from our financial statements included in this report. The historical results are not necessarily indicative of the results to be expected for any future period.

STATEMENT OF OPERATIONS :	Nine Months Ended September 30		Period from March 28, 2006 (Inception) to December 31
	2007	2006(1)	2006

Revenues	$-	$-	$-

Total operating expenses	6,120,900	466,516	1,549,197
Operating loss	(6,120,900)	(466,516)	(1,549,197)
Net Loss	$(6,725,019)	$(463,716)	$(1,555,497)

Basic and diluted loss per common share	(0.31)	$(0.02)	$(0.08)
Weighted average common shares outstanding basic and diluted	$21,512,081	19,057,447	19,711,225

(1) Period from March 28, 2006 (Inception) to September 30, 2006.

BALANCE SHEET:	At September 30, 2007	At December 31, 2006

Cash and cash equivalents	$1,354,215	$2,760
Current assets	$1,388,694	$32,760
Total assets	$1,617,282	$32,760
Current liabilities	$1,446,446	$184,741
Total liabilities	$1,553,295	$184,741
Total stockholders’ equity (deficit)	$63,987	$(151,981)

RISK FACTORS

This offering and an investment in our Common Stock involve a high degree of risk. You should consider carefully the risks described below, which are the most significant risks we face based on our business and the industry in which we operate, before you decide to buy our Common Stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

INDUSTRY RISK FACTORS

COMPETITION FROM LARGE PRODUCERS OF PETROLEUM-BASED GASOLINE ADDITIVES AND OTHER COMPETITIVE PRODUCTS MAY IMPACT OUR PROFITABILITY.

If we reach the production stage we will compete with producers of other gasoline additives made from other raw materials having similar octane and oxygenate values as ethanol. Most of our competitors, including oil and energy companies, have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. These other companies also have significant resources to begin production of ethanol should they choose to do so.

We will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol. An example of such other additives is MTBE (methyl tertiary butyl ether). MTBE costs less to produce than ethanol. Many major oil companies produce MTBE and because it is petroleum-based, its use is strongly supported by major oil companies. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol.

OUR BUSINESS PROSPECTS WILL BE IMPACTED BY CORN SUPPLY.

Our ethanol will be produced from cellulose; however, currently most ethanol is produced from corn, which is affected by weather, governmental policy, disease and other conditions. A significant increase in the availability of corn and resulting reduction in the price of corn may decrease the price of ethanol and harm our business.

IF ETHANOL AND GASOLINE PRICES DROP SIGNIFICANTLY, WE WILL ALSO BE FORCED TO REDUCE OUR PRICES, WHICH POTENTIALLY MAY LEAD TO FURTHER LOSSES.

Prices for ethanol products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. The price of ethanol has some relation to the price of gasoline. Ethanol is sold into the gasoline blending market where it competes with other oxygenates and octane components and with gasoline itself. Therefore, ethanol's price is significantly affected by its value to refiners in these markets. Ethanol prices are highly correlated with the price of gasoline and gasoline blending components. The price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results. We cannot assure you that we will be able to sell our ethanol profitably, or at all.

INCREASED ETHANOL PRODUCTION FROM CELLULOSE IN THE UNITED STATES COULD INCREASE THE DEMAND AND PRICE FOR FEEDSTOCKS, REDUCING OUR PROFITABILITY.

New ethanol plants that utilize cellulose as their feedstock may be under construction or in the planning stages throughout the United States. This increased ethanol production could increase cellulose demand and prices, resulting in higher production costs and lower profits.

PRICE INCREASES OR INTERRUPTIONS IN NEEDED ENERGY SUPPLIES COULD CAUSE LOSS OF CUSTOMERS AND IMPAIR OUR PROFITABILITY.

Ethanol production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as availability, delivery or mechanical problems, we may be required to halt production. If we halt production for any extended period of time, it will have a material adverse effect on our business. Natural gas and electricity prices have historically fluctuated significantly. We purchase significant amounts of these resources as part of our ethanol production. Increases in the price of natural gas or electricity would harm our business and financial results by increasing our energy costs.

FEDERAL REGULATIONS CONCERNING TAX INCENTIVES COULD EXPIRE OR CHANGE, WHICH COULD CAUSE AN EROSION OF THE CURRENT COMPETITIVE STRENGTH OF THE ETHANOL INDUSTRY.

Congress currently provides certain federal tax credits for ethanol producers and marketers. The current ethanol industry and our business initially depend on continuation of these credits. The credits have supported a market for ethanol that might disappear without the credits. The credits are scheduled to expire December 31, 2010. These credits may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of these tax incentives could adversely affect the future use of ethanol in a material way, and we cannot assure investors that any of these tax incentives will be continued. The elimination or reduction of federal tax incentives to the ethanol industry could have a material adverse impact on the industry as a whole.

LAX ENFORCEMENT OF ENVIRONMENTAL AND ENERGY POLICY REGULATIONS MAY ADVERSELY AFFECT DEMAND FOR ETHANOL.

Our success will depend in part on effective enforcement of existing environmental and energy policy regulations. Many of our potential customers are unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of ethanol. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent emissions standards continues, we will depend on the ability of ethanol to satisfy these emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the emission standards or the failure to enforce existing emission standards and other regulations could result in a reduced demand for ethanol. A significant decrease in the demand for ethanol will reduce the price of ethanol, adversely affect our profitability and decrease the value of your stock.

COSTS OF COMPLIANCE WITH BURDENSOME OR CHANGING ENVIRONMENTAL AND OPERATIONAL SAFETY REGULATIONS COULD CAUSE OUR FOCUS TO BE DIVERTED AWAY FROM OUR BUSINESS AND OUR RESULTS OF OPERATIONS TO SUFFER.

Ethanol production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. The production facilities that we will build will discharge water into the environment. As a result, we are subject to complicated environmental regulations of the EPA and regulations and permitting requirements of the states where our plants are to be located. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. In addition, our ethanol plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plants arising from air or water discharges. Ethanol production has been known to produce an odor to which surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

OUR PROPOSED NEW ETHANOL PLANTS WILL ALSO BE SUBJECT TO FEDERAL AND STATE LAWS REGARDING OCCUPATIONAL SAFETY.

Risks of substantial compliance costs and liabilities are inherent in ethanol production. We may be subject to costs and liabilities related to worker safety and job related injuries, some of which may be significant. Possible future developments, including stricter safety laws for workers and other individuals, regulations and enforcement policies and claims for personal or property damages resulting from operation of the ethanol plants could reduce the amount of cash that would otherwise be available to further enhance our business.

COMPANY RISK FACTORS

SINCE INCEPTION, WE HAVE HAD LIMITED OPERATIONS AND HAVE INCURRED NET LOSSES OF $8,280,516 AND WE NEED ADDITIONAL CAPITAL TO EXECUTE OUR BUSINESS PLAN.

We have had limited operations and have incurred net losses of $8,280,516 for the period from March 28, 2006 (Inception) through September 30, 2007 and have not generated any revenues from operations. We have yet to begin ethanol production or construction of ethanol producing plants.  Since the Reverse Merger, we have been engaged in organizational activities, including developing a strategic operating plan, entering into contracts, hiring personnel, developing processing technology, and raising private capital. Our continued existence is dependent upon our ability to obtain additional debt and/or equity financing. Management anticipates beginning construction of a plant within the next six months and expects to complete the project and to begin production of ethanol within the next 18 months. Although the cost of construction is not readily determinable, we estimate the cost to be approximately $30 million for our first plant. We recently raised $14.5 million of additional funds which are expected to be used for operations, additional research and development activities and toward the construction of the Company’s initial ethanol plant. We will require additional funds through project financings or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. We expect our current cash on hand to be sufficient for the next 12 month period.There is no assurance we will be successful in raising additional capital or achieving profitable operations. Wherever possible, our board of directors (the “Board of Directors”) will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. These actions will result in dilution of the ownership interests of existing stockholders and may further dilute common stock book value, and that dilution may be material.

OUR BUSINESS PLAN CALLS FOR EXTENSIVE AMOUNTS OF FUNDING TO CONSTRUCT AND OPERATE OUR BIOREFINERY PROJECTS AND WE MAY NOT BE ABLE TO OBTAIN SUCH FUNDING WHICH COULD ADVERSELY AFFECT OUR BUSINESS, OPERATIONS AND FINANCIAL CONDITION.

Our business plan depends on completion of up to 19 numerous biorefinery projects. Although each facility will have specific funding requirements, a proposed facility in Los Angeles County will require approximately $30 million to fund. We will be relying on additional financing and funding from such sources as The Energy Policy Act grants and loan guarantee programs, Biorefinery Demonstration Project Program or The California Energy Commission. We are currently in discussions with potential sources of financing but no definitive agreements are in place. If we cannot achieve the requisite financing or complete the projects as anticipated, this could adversely affect our business, the results of our operations, prospects and financial condition.

OUR CELLULOSE-TO-ETHANOL TECHNOLOGIES ARE UNPROVEN ON A LARGE-SCALE COMMERCIAL BASIS AND PERFORMANCE COULD FAIL TO MEET PROJECTIONS, WHICH COULD RENDER US WORTHLESS.

While production of ethanol from corn, sugars and starches is a mature technology, newer technologies for production of ethanol from cellulose biomass have not been built at large commercial scales.  The technologies being pursued by us for ethanol production from biomass have not been demonstrated on a commercial scale. All of the tests conducted to date by us with respect to our technologies have been performed on limited quantities of feedstocks, and we cannot assure you that the same or similar results could be obtained at competitive costs on a large-scale commercial basis. We have never utilized these technologies under the conditions or in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. It is possible that the technologies, when used, may require further research, development, design and testing prior to larger-scale commercialization, if that is possible.  Accordingly, we cannot assure you that these technologies will perform successfully on a large-scale commercial basis or at all.

OUR BUSINESS EMPLOYS LICENSED ARKENOL TECHNOLOGY WHICH MAY BE DIFFICULT TO PROTECT AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

We currently license our technology from Arkenol. Arkenol owns 11 U.S. patents, 21 foreign patents, and has one foreign patent pending and may file more patent applications in the future. Our success depends, in part, on our ability to use the Arkenol Technology, and for Arkenol to obtain patents, maintain trade secrecy and not infringe the proprietary rights of third parties. We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that we will develop additional proprietary technology that is patentable or that any patents issued to us or Arkenol will provide us with competitive advantages or will not be challenged by third parties. Further, we cannot assure you that others will not independently develop similar or superior technologies, duplicate elements of the Arkenol Technology or design around it.

It is possible that we may need to acquire other licenses to, or to contest the validity of, issued or pending patents or claims of third parties. We cannot assure you that any license would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party's patents in bringing patent infringement suits against other parties based on our licensed patents.

In addition to licensed patent protection, we also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective joint venture partners, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

WE DEPEND ON ARKENOL TO PROVIDE OUR TECHNOLOGY LICENSE.

We currently license our technology from Arkenol. The loss of this license or Arkenol’s failure to perform its obligations to us under the license agreement could have a material adverse effect on our financial condition and results of our operations. Although we may have rights against Arkenol if it defaults on its obligations to us, you will have no recourse against Arkenol.

BECAUSE ARKENOL IS A PRIVATELY HELD COMPANY, THERE IS LITTLE OR NO PUBLICLY AVAILABLE INFORMATION ABOUT IT AND WE MAY GET VERY LITTLE ADVANCE WARNING OF OPERATIONAL OR FINANCIAL PROBLEMS EXPERIENCED BY ARKENOL THAT MAY ADVERSELY AFFECT US.

The ability of Arkenol to continue providing the technology license for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair Arkenol’s financial strength. Because Arkenol is privately held it is unlikely that information about its financial strength would become public unless Arkenol began to default on its obligations. As a result, there may be little advance warning of problems affecting Arkenol, even though these problems could have a material adverse effect on us.

OUR SUCCESS DEPENDS UPON ARNOLD KLANN, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AND JOHN CUZENS, OUR CHIEF TECHNOLOGY OFFICER AND SENIOR VICE PRESIDENT.

We believe that our success will depend to a significant extent upon the efforts and abilities of (i) Arnold Klann, our Chairman and Chief Executive Officer, due to his contacts in the ethanol and cellulose industries and his overall insight into our business, and (ii) John Cuzens, our Chief Technology Officer and Senior Vice President for his technical and engineering expertise, including his familiarity with the Arkenol Technology. Our failure to retain Mr. Klann or Mr. Cuzens, or to attract and retain additional qualified personnel, could adversely affect our operations. We do not currently carry key-man life insurance on any of our officers.

OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER HAS AFFILIATIONS WITH ARKENOL THAT COULD CREATE CONFLICTS OF INTEREST DETRIMENTAL TO US.

We currently license our technology from Arkenol. Our Chairman, Chief Executive Officer and majority stockholder holds a 25.5% interest in Arkenol. These relationships could create conflicts of interest between us and Arkenol. There can be no assurance that any conflicts of interest will be resolved in a manner beneficial to us.

FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-KSB for our fiscal period ending December 31, 2007, we will be required to prepare assessments regarding internal controls over financial reporting and beginning with our annual report on Form 10-KSB for our fiscal period ending December 31, 2008, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management's assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

RISK FACTORS RELATING TO OUR COMMON STOCK AND THIS OFFERING

THERE IS NO LIQUID MARKET FOR OUR COMMON STOCK.

Our shares are traded on the OTCBB and the trading volume has historically been very low. An active trading market for our shares may not develop or be sustained. We cannot predict at this time how actively our shares will trade in the public market or whether the price of our shares in the public market will reflect our actual financial performance.

OUR COMMON STOCK PRICE HAS FLUCTUATED CONSIDERABLY AND STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH SUCH SHARES WERE PURCHASED.

The market price of our common stock may fluctuate significantly. Between July 11, 2006, the day we began trading publicly as BFRE.PK, and December 18, 2007, the high and low price for our common stock has been $7.90 and $1.30 per share, respectively. Our share price has fluctuated in response to various factors, including not yet beginning construction of our first plant, needing additional time to organize engineering resources, issues relating to feedstock sources, trying to locate suitable plant locations, locating distributors and finding funding sources.

OUR COMMON STOCK MAY BE CONSIDERED “A PENNY STOCK” AND MAY BE DIFFICULT FOR YOU TO SELL.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has been for much of its trading history since July 11, 2006, and may continue to be less than $5.00 per share, and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

OUR PRINCIPAL STOCKHOLDER HAS SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTEREST OF ALL OTHER STOCKHOLDERS

Arnold Klann, our Chairman and Chief Executive Officer, controls approximately 49.5% of our current outstanding shares of voting common stock. He may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may expedite approvals of company decisions, or have the effect of delaying or preventing a change in control, adversely affect the market price of our common stock, or may not be in the best interests of all our stockholders.

YOU COULD BE DILUTED FROM OUR FUTURE ISSUANCE OF CAPITAL STOCK AND DERIVATIVE SECURITIES.

As of December 18, 2007, we had 28,061,553 shares of common stock outstanding and no shares of preferred stock outstanding. We are authorized to issue up to 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock or preferred stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock or preferred stock in the future may reduce your proportionate ownership and voting power.

WE HAVE NOT AND DO NOT INTEND TO PAY ANY DIVIDENDS. AS A RESULT, YOU MAY ONLY BE ABLE TO OBTAIN A RETURN ON INVESTMENT IN OUR COMMON STOCK IF ITS VALUE INCREASES.

We have not paid dividends in the past and do not plan to pay dividends in the near future. We expect to retain earnings to finance and develop our business. In addition, the payment of future dividends will be directly dependent upon our earnings, our financial needs and other similarly unpredictable factors. As a result, the success of an investment in our common stock will depend upon future appreciation in its value. The price of our common stock may not appreciate in value or even maintain the price at which you purchased our shares.

FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and we cannot assure you that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the following:

•	the availability and adequacy of our cash flow to meet our requirements,

•	economic, competitive, demographic, business and other conditions in our local and regional markets,

•	changes or developments in laws, regulations or taxes in the ethanol or energy industries,

•	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities,

•	competition in the ethanol industry,

•	the failure to obtain or loss of any license or permit,

•	changes in our business and growth strategy (including our plant building strategy and co-location strategy), capital improvements or development plans,

•	the availability of additional capital to support capital improvements and development, and

•	other factors discussed under the section entitled “Risk Factors” or elsewhere in this registration statement.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”.

A portion of the shares of Common Stock covered by this prospectus are issuable upon exercise of warrants.  We may receive proceeds in the event some or all of the warrants held by the Selling Stockholders are exercised for cash.  Any proceeds received from the exercise of the warrants will be used for working capital and general corporate purposes.  There can be no assurance that any of the Selling Stockholders will exercise their warrants or that we will receive any proceeds therefrom. Warrant holders often choose not to exercise their warrants because the price of the Common Stock does not justify the exercise or the warrant expires by its terms.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of Common Stock, by negotiations between the Selling Shareholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock began trading under the symbol “BFRE.PK” on the Pink Sheets of the National Quotation Bureau on July 11, 2006 and later began trading on the OTCBB under the symbol “BFRE.OB” on June 19, 2007.

The following table sets forth the high and low bid information for our common stock for each quarter since we completed the Reverse Merger and began trading on July 11, 2006. The prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions.

QUARTERLY COMMON STOCK PRICE RANGES

Quarter ended	Low Price	High Price

September 30, 2006	$1.35	$6.80
December 31, 2006	$1.47	$4.00
March 31, 2007	$3.99	$7.70
June 30, 2007	$5.40	$7.15
September 30, 2007	$3.30	$6.40

Holders

There were approximately 2,500 holders of our common stock as of December 18, 2007.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is X-Clearing Corp.

Dividends

We have not paid any dividends on our common stock and intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying dividends on our common stock for the foreseeable future. There are no restrictions on our present ability to pay dividends to stockholders of our common stock, other than those prescribed by Nevada law.

Equity Compensation Plan

In order to compensate our officers, directors, employees and/or consultants, our Board of Directors and stockholders adopted the 2006 Incentive and Non-Statutory Stock Option Plan (the “Plan”).  The Plan has a total of 10,000,000 shares reserved for issuance.

On October 16, 2007, the Board of Directors reviewed the Plan. As such, it determined that the Plan was to be used as a comprehensive equity incentive program for which the Board of Directors serves as the plan administrator and, therefore, amended the Plan (the “Amended and Restated Plan”) to add the ability to grant restricted stock awards.

Under the Amended and Restated Plan, an eligible person in the Company's service may acquire a proprietary interest in the Company in the form of shares or an option to purchase shares of the Company’s common stock. The amendment includes certain previously granted restricted stock awards as having been issued under the Amended and Restated Plan.

As of December 18, 2007, we have issued the following stock options under the Amended and Restated Plan:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights and number of shares of restricted stock	Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders under the Amended and Restated Plan	2,123,000 (1)	$2.00	7,877,000
Equity compensation not pursuant to a plan	602,203	$3.88
Total	2,725,203

(1) Of this amount, 20,000 options have been exercised.
(2) Excludes shares of restricted stock issued under the Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION OR PLAN OF OPERATIONS

 You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under “Risk Factors” on page 5 and elsewhere in this prospectus.

PLAN OF OPERATION

We plan to raise additional funds through joint venture partnerships, project debt financings or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. There is no assurance that we will be successful in raising additional capital or achieving profitable operations. Our consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. We will need financing within 12 months to execute our business plan.

We have not developed our own proprietary technology but rather we are a licensee of the Arkenol Technology and therefore have benefited from Arkenol's research and development efforts and cost expenditures.

Our business will encompass development activities culminating in the construction and long-term operation of ethanol production biorefineries. As such, we are currently in the development-stage of finding suitable locations and deploying project opportunities for converting cellulose fractions of municipal solid waste and other opportunistic feedstock into ethanol fuels.

For the next 12 months, our Plan of Operations is as follows:

•	Obtain additional operating capital from joint venture partnerships, debt financing or equity financing to fund our ongoing operations and the development of initial biorefineries in North America.

•
The Energy Policy Act of 2005 provides for grants and loan guarantee programs to incentivize the growth of the cellulosic ethanol market. These programs include a Cellulosic Biomass Ethanol and Municipal Solid Waste Guarantee Program under which the U.S. Department of Energy (“DOE”) could provide loan guarantees up to $250 million per qualified project. We have received approval of its pre-application and must now submit a formal application for a loan guarantee of up to $200 million to support the development of a 55 million gallon per year project in California to be located adjacent to an existing biomass power plant.

•
The Energy Policy Act of 2005 created a Biorefinery Demonstration Project Program under which $384 million or another amount appropriated by Congress is available to fund up to three biorefinery demonstration projects. Ultimately the DOE was appropriated $385 million for the program and granted awards of various size to six companies of which we are one. In October, 2007, we signed the contract for the first phase of the grant program referred to by the DOE as “Award 1” for pre-construction activities on our El Sobrante project.

•
The California Energy Commission has provided a competitive grant solicitation with the intent of accelerating research, development and demonstration of biofuel energy conversion technologies and refineries using lignocellulosic biomass (such as agricultural and forest residues, and urban waste), food waste, beverages, waste grease, purpose-grown or energy crops. This solicitation will help advance science, technology, and market acceptance of ethanol in California that will help reduce petroleum consumption and help meet the Governor's Executive Order S-06-06, the Bioenergy Action Plan, and AB 32 (Nunez & Pavley 2006). In March 2007, we received notice that we have been accepted as a recipient of up to $1 million under this program for equipment testing and preliminary engineering for use in our proposed project under this solicitation. The specifics of this award are to be determined, but we are planning on finalizing study procedures and contract terms within the first quarter of 2008.

•	As available and as applicable to our business plans, applications for public funding will be submitted to leverage private capital raised by us.

Our initial planned projects in North America are projected as follows:

•
A facility that will process approximately 170 tons of green waste material to produce roughly 3 million gallons of ethanol annually. On November 9, 2007, we purchased the facility site which is located in Lancaster, California.  Permit applications were filed on June 24, 2007 to allow for construction of the Lancaster facility. We are currently in preliminary engineering. Although the cost of construction is not readily determinable, we estimate the cost to be approximately $30 million for this first plant. We are currently in discussions with potential sources of financing for this facility but no definitive agreements are in place.

•
A facility proposed for development and construction at the El Sobrante Landfill located in Corona, California. This facility will use approximately 700 metric dry tons of green waste and wood waste currently disposed in the landfill to produce about 16.6 to 18 million gallons of ethanol annually. Preliminary engineering design is in progress and permitting for this facility will commence once all required preliminary engineering design is completed. A definitive agreement is being finalized with Petro-Diamond for the purchase and sale of the ethanol produced from the facility. We have received an Award from the DOE of up to $40 million for the El Sobrante Facility.  On or around October 7, 2007, we finalized Award 1 for a total approved budget of just under $10,000,000 with the DOE.  This award is a 60%/40% cost share, whereby 40% of approved costs may be reimbursed by the DOE pursuant to the total $40 million award amount in February 2007.  The remainder of financing for this project is yet to be determined.

•
Several other opportunities are being evaluated by us in North America but no definitive plans have been made.  Discussions with various landfill owners are underway to duplicate the proposed development at the El Sobrante landfill, although no definitive agreements have been reached.

RECENT DEVELOPMENTS

On December 14, 2007, we consummated an agreement to issue up to 5,740,741 shares of common stock and warrants to purchase 5,740,741 shares of common stock for net proceeds of $14,450,000 (the “December Private Placement”). The warrants have an exercise price of $2.90 per share and expire five years from the date of issuance. The Company is currently assessing the impact of the transaction on their consolidated financial statements.

In connection with the December Private Placement, we modified the conversion price of our previously issued 8% Senior Secured Convertible Promissory Notes (“Convertible Notes”) from $4.21 to $2.90 per share. We also modified the exercise price of the class “A” and class “B” warrants issued with the Convertible Notes from $5.48 and $6.32, respectively to $2.90 per share. The Company is currently assessing the impact of the transaction on their consolidated financial statements. The Company expects to record additional interest expense related to the modifications.

On December 14, 2007, the holders of the Convertible Notes converted their outstanding principal balance of $2,000,000 and accrued interest of $33,333 into 700,922 shares of common stock.

On December 17, 2007, we filed an S-8 with the SEC to register 10,000,000 shares of common stock under our Amended and Restated 2006 Incentive and Non-Statutory Stock Option Plan.

LIQUIDITY AND CAPITAL RESOURCES

Historically, we have funded our operations through financing activities consisting primarily of private placements of debt and equity securities with existing shareholders and outside investors. Our principal use of funds has been for the further development of our Biorefinery Projects, for capital expenditures and general corporate expenses.

During the nine months ended September 30, 2007, proceeds of approximately $2,944,500 were received from the sale of securities in connection with various private placements. Additional proceeds of $40,000 were received from the exercise of stock options. In addition, on December 14, 2007, we closed a private placement equity offering and issued approximately 5,740,741 shares of common stock and warrants to purchase approximately 5,740,741 shares of common stock. The net proceeds received by us from this offering was approximately $14.45 million.

In addition, as our Projects develop to the point of construction, we anticipate significant purchases of long lead time item equipment for construction. As of December 18, 2007, we had cash and cash equivalents of approximately $15.5 million and a related party revolving line of credit with an outstanding balance of approximately $630,000 including accrued interest of approximately $30,000

We expect to rely upon funds raised from this recent private placement, as well as future equity and debt offerings to implement our growth plan and meet our liquidity needs going forward.  Management believes that our Company’s cash will be sufficient to meet our working capital requirements for the next twelve month period, as well as be sufficient to prepare our first two Projects for construction, at which point further funding will be necessary. However, we cannot assure you that such financing will be available to us on favorable terms, or at all. If, after utilizing the existing sources of capital available to the Company, further capital needs are identified and the Company is not successful in obtaining the financing, it may be forced to curtail its existing or planned future operations.

CRITICAL ACCOUNTING POLICIES

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The methods, estimates, and judgment we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. The SEC has defined “critical accounting policies” as those accounting policies that are most important to the portrayal of our financial condition and results, and require us to make our most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based upon this definition, our most critical estimates are described below under the heading “Revenue Recognition.” We also have other key accounting estimates and policies, but we believe that these other policies either do not generally require us to make estimates and judgments that are as difficult or as subjective, or it is less likely that they would have a material impact on our reported results of operations for a given period. For additional information see Note 1, “Summary of Organization and Significant Accounting Policies” in the notes to our audited financial statements appearing elsewhere in this prospectus. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available, and actual results may differ significantly from these estimates.

REVENUE RECOGNITION

We are currently a developmental-stage company and have recognized minimal revenues to date. We will recognize revenues from 1) consulting services rendered to potential sub licensees for development and construction of cellulose to ethanol projects, 2) sales of ethanol from its production facilities when (a) persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

PROJECT DEVELOPMENT

Project development costs are either expensed or capitalized. The costs of materials and equipment that will be acquired or constructed for project development activities, and that have alternative future uses, both in project development, marketing or sales, will be classified as property and equipment and depreciated over their estimated useful lives. To date, project development costs include the research and development expenses related to our future cellulose-to-ethanol production facilities. During the nine months ended September 30, 2007, we expensed all costs related to the facility development.

SHARE-BASED PAYMENTS

The Company accounts for stock options issued to employees and consultants under SFAS No. 123(R), “Share-Based Payment”. Under SFAS 123(R), share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite service period. Share based compensation cost to consultants is measured on a quarterly basis using the Black-Scholes option model. The Company has no awards with market or performance conditions.

The Company measures compensation expense for its non-employee stock-based compensation under the FASB Emerging Issues Task Force (“EITF”) Issue No. 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”). The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

CONVERTIBLE DEBT

Convertible debt is accounted for under the guidelines established by APB Opinion No. 14 Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants (APB14) under the direction of Emerging Issues Task Force (EITF) 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, (EITF 98-5) EITF 00-27 Application of Issue No 98-5 to Certain Convertible Instruments (EITF 00-27) , and EITF 05-8 Income Tax Consequences of Issuing Convertible Debt with Beneficial Conversion Features. The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt that have conversion features at fixed or adjustable rates that are in-the-money when issued and records the fair value of warrants issued with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to paid-in-capital. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense.

OFF-BALANCE SHEET ARRANGEMENTS

There are no off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

We lease approximately 6,425 square feet of furnished office space at 31 Musick, Irvine, California 92618 from Jeong Yun Kim for $11,565 per month until April 30, 2008, and then thereafter on a month-to-month basis.

On November 9, 2007, we issued a check in the amount of $96,851, towards the purchase of the Lancaster land totaling a purchase price of $102,351.25. The 10 acre site is presently vacant and undisturbed except to occasional use by off road vehicles.  The site is flat and has no distinguishing characteristics and is adjacent to a solid waste landfill at a site that minimizes visual access from outside the immediate area.

DESCRIPTION OF BUSINESS

COMPANY HISTORY

Our Company

We are BlueFire Ethanol Fuels, Inc., a Nevada corporation. Our goal is to develop, own and operate high-value carbohydrate-based transportation fuel plants, or biorefineries, to produce ethanol, a viable alternative to fossil fuels, and to provide professional services to biorefineries worldwide. Our biorefineries will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues and cellulose from municipal solid wastes into ethanol. This versatility enables us to consider a wide variety of feedstocks and locations in which to develop facilities to become a low cost producer of ethanol. We have licensed for use a patented process from Arkenol, Inc., a Nevada corporation (“Arkenol”), to produce ethanol from cellulose (the “Arkenol Technology”). We are the exclusive North America licensee of the Arkenol Technology. We may also utilize certain biorefinery related rights, assets, work-product, intellectual property and other know-how related to 19 ethanol project opportunities originally developed by ARK Energy, Inc, a Nevada corporation, to accelerate our deployment of the Arkenol Technology.

Company History

We are a Nevada corporation that was initially organized as Atlanta Technology Group, Inc., a Delaware corporation, on October 12, 1993. The Company was re-named Docplus.net Corporation on December 31, 1998, and further re-named Sucre Agricultural Corp. (“Sucre”) and re-domiciled as a Nevada corporation on March 6, 2006.  Immediately prior to the Reverse Merger described below, Sucre changed its name to BlueFire Ethanol Fuels, Inc.

On June 27, 2006, the Company completed a reverse merger (the “Reverse Merger”) with BlueFire Ethanol, Inc. (“BlueFire Ethanol”).  At the time of Reverse Merger, the Company was a blank-check company and had no operations, revenues or liabilities. The only asset possessed by the Company was $690,000 in cash which continued to be owned by the Company at the time of the Reverse Merger. In connection with the Reverse Merger, the Company issued BlueFire Ethanol 17,000,000 shares of common stock, approximately 85% of all of the outstanding common stock of the Company, for all the issued and outstanding BlueFire Ethanol common stock. The Company stockholders retained 4,028,264 shares of Company common stock.  As a result of the Reverse Merger, BlueFire Ethanol became our wholly-owned subsidiary.  On June 21, 2006, prior to and in anticipation of the Reverse Merger, Sucre sold 3,000,000 shares of common stock to two related investors in a private offering of shares pursuant to Rule 504 for proceeds of $1,000,000.

The Company's shares of common stock began trading under the symbol “BFRE.PK” on the Pink Sheets of the National Quotation Bureau on July 11, 2006 and later began trading on the OTCBB under the symbol “BFRE.OB” on June 19, 2007. On December 18, 2007, the closing price of our Common Stock was $3.17 per share.

Our executive offices are located at 31 Musick, Irvine, California 92618 and our telephone number at such office is (949) 588-3767.

OUR BUSINESS

PRINCIPAL PRODUCTS OR SERVICES AND THEIR MARKETS

Our goal is to develop, own and operate high-value carbohydrate-based transportation fuel plants, or biorefineries, to produce ethanol, a viable alternative to fossil fuels, and to provide professional services to biorefineries worldwide. Our biorefineries will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues and cellulose from municipal solid wastes into ethanol. This versatility enables us to consider a wide variety of feedstocks and locations in which to develop facilities to become a low cost producer of ethanol. We have licensed for use a patented process from Arkenol, Inc., a Nevada corporation (“Arkenol”) to produce ethanol from cellulose (“Arkenol Technology”) for sale into the transportation fuel market. We are the exclusive North America licensee of the Arkenol Technology.

ARKENOL TECHNOLOGY

The production of chemicals by fermenting various sugars is a well-accepted science. Its use ranges from producing beverage alcohol and fuel-ethanol to making citric acid and xantham gum for food uses. However, the high price of sugar and the relatively low cost of competing petroleum based fuel has kept the production of chemicals mainly confined to producing ethanol from corn sugar.

In the Arkenol Technology process, incoming biomass feedstocks are cleaned and ground to reduce the particle size for the process equipment. The pretreated material is then dried to a moisture content consistent with the acid concentration requirements for breaking down the biomass, then hydrolyzed (degrading the chemical bonds of the cellulose) to produce hexose and pentose (C5 and C6) sugars at the high concentrations necessary for commercial fermentation. The insoluble materials left are separated by filtering and pressing into a cake and further processed into fuel for other beneficial uses.  The remaining acid-sugar solution is separated into its acid and sugar components. The separated sulfuric acid is recirculated and reconcentrated to the level required to breakdown the incoming biomass. The small quantity of acid left in the sugar solution is neutralized with lime to make hydrated gypsum which can be used as an agricultural soil conditioner. At this point the process has produced a clean stream of mixed sugars (both C6 and C5) for fermentation.  In an ethanol production plant, naturally-occurring yeast, which Arkenol has specifically cultured by a proprietary method to ferment the mixed sugar stream, is mixed with nutrients and added to the sugar solution where it efficiently converts both the C6 and C5 sugars to fermentation beer (an ethanol, yeast and water mixture) and carbon dioxide. The yeast culture is separated from the fermentation beer by a centrifuge and returned to the fermentation tanks for reuse. Ethanol is separated from the now clear fermentation beer by conventional distillation technology, dehydrated to 200 proof and denatured with unleaded gasoline to produce the final fuel-grade ethanol product. The still bottoms, containing principally water and unfermented sugar, is returned to the process for economic water use and for further conversion of the sugars.

Simply put, the process separates the biomass into two main constituents:  cellulose and hemicellulose (the main building blocks of plant life) and lignin (the “glue” that holds the building blocks together), converts the cellulose and hemicellulose to sugars, ferments them and purifies the fermentation liquids into ethanol and other end-products.

ARK ENERGY

We may also utilize certain biorefinery related rights, assets, work-product, intellectual property and other know-how related to 19 ethanol project opportunities originally developed by ARK Energy, Inc, a Nevada corporation, to accelerate our deployment of the Arkenol Technology. The opportunities consist of ARK Energy's previous relationships, analysis, site development, permitting experience and market research on various potential project locations within North America. ARK Energy has transferred these assets to us and we valued these business assets based on management’s best estimates as to its actual costs of development. In the event that we successfully finance the construction of a project that utilizes any of the transferred assets from ARK Energy, we are required to pay ARK Energy for the costs ARK Energy incurred in the development of the assets pertaining to that particular project or location. We did not incur the costs of a third party valuation but instead based our valuation of the assets acquired by (i) an arms length review of the value assigned by ARK Energy to the opportunities based on the actual costs it incurred in developing the project opportunities, and (ii) anticipated financial benefits to us.

PILOT PLANTS

From 1994 to 2000, a test pilot biorefinery plant was built and operated by Arkenol in Orange, California to test the effectiveness of the Arkenol Technology using several different types of raw materials containing cellulose. The types of materials tested included: rice straw, wheat straw, green waste, wood wastes, and municipal solid wastes. Various equipment for use in the process was also tested and process conditions were verified leading to the issuance of the certain patents in support of the Arkenol Technology.

In 2002, using the results obtained from the Arkenol California test pilot plant and also based in the Arkenol Technology, JGC Corporation, based in Japan, built and operated a bench scale facility followed by another test pilot biorefinery plant in Izumi, Japan. At the Izumi plant Arkenol retained the rights to the Arkenol Technology while the operations of the facility were controlled by JGC Corporation.

BIOREFINERY PROJECTS

We are currently in the development stage of building biorefineries in North America.

We plan to use the Arkenol Technology and utilize JGC's operations knowledge from the Izumi test pilot plant to assist in the design and engineering of our facilities in North America. JGC will provide the preliminary design package for our first facility and work with our selected U.S. engineering company MECS (formerly Monsanto) to complete the detailed engineering design of the plant. This completed design should provide the blueprint for subsequent plant constructions.

We intend to build a facility that will process approximately 170 tons of green waste material to produce roughly 3 million gallons of ethanol annually. In connection therewith, on November 9, 2007, we purchased the facility site which is located in Lancaster, California.  Permit applications were filed on June 24, 2007, to allow for construction of the Lancaster facility. We are currently in preliminary engineering. Although the cost of construction is not readily determinable, we estimate the cost to be approximately $30 million for this first plant. We are currently in discussions with potential sources of financing for this facility but no definitive agreements are in place.

We are also considering a facility for development and construction at the El Sobrante Landfill located in Corona, California. This facility will use approximately 700 metric dry tons of green waste and wood waste currently disposed in the landfill to produce about 16.6 to 18 million gallons of ethanol annually. Preliminary engineering design is in progress and permitting for this facility will commence once all required preliminary engineering design is completed. A definitive agreement is being finalized with Petro-Diamond, Inc. (“PDI”) for the purchase and sale of the ethanol produced from the facility. PDI is a significant blender of denatured ethanol into motor fuel in Southern California. We have received an Award from the DOE  of up to $40 million for the El Sobrante Facility. On or around October 4, 2007, we finalized Award 1 for a total approved budget of just under $10,000,000 with the DOE. This award is a 60%/40% cost share, whereby 40% of approve costs may be reimbursed by the DOE pursuant to the total $40 million award announced in February 2007. The remainder of financing for this project is yet to be determined.

We are simultaneously researching and considering other suitable locations for other similar biorefineries.

STATUS OF PUBLICLY ANNOUNCED NEW PRODUCTS AND SERVICES

None.

DISTRIBUTION METHODS OF THE PRODUCTS OR SERVICES

We will utilize existing distribution channels to sell the ethanol that is produced from our plants. For example, we have entered into a Letter of Intent with PDI whereby PDI would purchase the ethanol produced by us in our El Sobrante biomass-to-ethanol conversion facility to be located in the El Sobrante landfill upon its completion. Ethanol is currently blended year-round at PDI's terminal facility located in Long Beach, California.

COMPETITIVE BUSINESS CONDITIONS AND OUR COMPETITIVE POSITION IN THE INDUSTRY AND METHODS OF COMPETITION

Competition

Most of the ethanol supply in the United States is derived from corn according to the Renewable Fuels Association (“RFA”) website (http://www.ethanolrfa.org/) and as of December 18, 2007 is produced at approximately 113 facilities, ranging in size from 300,000 to 110 million gallons per year, located predominately in the corn belt in the Midwest. According to the RFA, about 14% of the current production is by the Archer-Daniels-Midland Company with over 1 billion gallons annually and an additional 550 million gallons of capacity being constructed/expanded currently. Traditional corn-based production techniques are mature and well entrenched in the marketplace, and the entire industry's infrastructure is geared toward corn as the principal feedstock.

With the Arkenol Technology, the principle difference from traditional processes apart from production technique is the acquisition and choice of feedstock. The use of a non-commodity based non-food related biomass feedstock enables us to use feedstock typically destined for disposal, i.e. wood waste, yard trimmings and general green waste.  All ethanol producers regardless of production technique will fall subject to market fluctuation in the end product, ethanol.

Due to the feedstock variety that we are able to process, we are able to locate production facilities in and around the markets where the ethanol will be consumed  We believe that this gives us a competitive advantage against much larger traditional producers who must locate plants near their feedstock, i.e., the corn belt in the Midwest and ship the ethanol to the end market.

However, in the area of biomass-to-ethanol production, there are few companies and no commercial production infrastructure is built. As we continue to advance our biomass technology platform, we are likely to encounter competition for the same technologies from other companies that are also attempting to manufacture ethanol from cellulosic biomass feedstocks.

Ethanol production is also expanding internationally. Ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States.  Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol and may affect our ability to sell our ethanol profitably.

INDUSTRY OVERVIEW

On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005.  The Energy Policy Act transformed ethanol from a gasoline additive under the 1990 Clean Air Act to a primary gasoline substitute, which we believe will serve to strengthen and expand the role of ethanol in the U.S. fuel economy. A highlight of the Energy Policy Act is the creation of a 7.5 billion gallon renewable fuel standard ("RFS") increasing use of renewable domestic fuels such as ethanol and biodiesel. The currently approved RFS of the Energy Policy Act establishes that a percentage of the U.S. fuel supply will be provided by renewable, domestic fuels such as ethanol. In addition, the Energy Policy Act establishes a 30% tax credit up to $30,000 for the cost of installing clean fuel refueling equipment, such as an E85 ethanol fuel pump.

Historically, producers and blenders had a choice of fuel additives to increase the oxygen content of fuels. MTBE (methyl tertiary butyl ether) was the most popular additive, accounting for up to 75% of the fuel oxygenate market. However, in the United States, ethanol is replacing MTBE as a common fuel additive. While both increase octane and reduce air pollution, MTBE is a presumed carcinogen which contaminates ground water. It has already been banned in California, New York, Illinois and 16 other states.  Major oil companies have voluntarily abandoned MTBE and it is scheduled to be phased out under the Energy Policy Act. As MTBE is phased out, we expect demand for ethanol as a fuel additive and fuel extender to rise. A blend of 5.5% or more of ethanol, which does not contaminate ground water like MTBE, effectively complies with EPA requirements for reformulated gasoline, which is mandated in most urban areas.

Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce emissions. In 2004, according to the American Coalition for Ethanol, 3% of all United States gasoline was blended with some percentage of ethanol. The most common blend is E10, which contains 10% ethanol and 90% gasoline. There is also growing federal government support for E85, which is a blend of 85% ethanol and 15% gasoline.

Ethanol is a renewable fuel produced by the fermentation of starches and sugars such as those found in grains and other crops. Ethanol contains 35% oxygen by weight and, when combined with gasoline, it acts as an oxygenate, artificially introducing oxygen into gasoline and raising oxygen concentration in the combustion mixture with air. As a result, the gasoline burns more completely and releases less unburnt hydrocarbons, carbon monoxide and other harmful exhaust emissions into the atmosphere. The use of ethanol as an automotive fuel is commonly viewed as a way to reduce harmful automobile exhaust emissions. Ethanol can also be blended with regular unleaded gasoline as an octane booster to provide a mid-grade octane product which is commonly distributed as a premium unleaded gasoline.

Studies published by the RFA indicate that approximately 5.0 billion gallons of ethanol will be consumed this year in the United States and every automobile manufacturer approves and warrants the use of E10. Because the ethanol molecule contains oxygen, it allows an automobile engine to more completely combust fuel, resulting in fewer emissions and improved performance.  Fuel ethanol has an octane value of 113 compared to 87 for regular unleaded gasoline. Domestic ethanol consumption has tripled in the last eight years, and consumption increases in some foreign countries, such as Brazil, are even greater in recent years. For instance, 40% of the automobiles in Brazil operate on 100% ethanol, and others use a mixture of 22% ethanol and 78% gasoline. The European Union and Japan also encourage and mandate the increased use of ethanol.

For every barrel of ethanol produced, the American Coalition for Ethanol estimates that 1.2 barrels of petroleum are displaced at the refinery level, and that since 1978, U.S. ethanol production has replaced over 14.0 billion gallons of imported gasoline or crude oil. According to a Mississippi State University Department of Agricultural Economics Staff Report in August 2003, a 10% ethanol blend results in a 25% to 30% reduction in carbon monoxide emissions by making combustion more complete. The same 10% blend lowers carbon dioxide emissions by 6% to 10%.

During the last 20 years, ethanol production capacity in the United States has grown from almost nothing to an estimated five (5) billion gallons per year in 2006. In the United States, ethanol is primarily made from starch crops, principally from the starch fraction of corn. Consequently, the production plants are concentrated in the grain belt of the Midwest, principally in Illinois, Iowa, Minnesota, Nebraska and South Dakota.

In the United States, there are two principal commercial applications for ethanol. The first is as an oxygenate additive to gasoline to comply with clean air regulations. The second is as a voluntary substitute for gasoline - this is a purely economic choice by gasoline retailers who may make higher margins on selling ethanol-blended gasoline, provided ethanol is available in the local market. The U.S. gasoline market is currently approximately 150 billion gallons annually, so the potential market for ethanol (assuming only a 10% blend) is 14 billion gallons per year. Increasingly, motor manufacturers are producing flexible fuel vehicles (particularly sports utility vehicle models) which can run off ethanol blends of up to 85% (known as E85) in order to obtain exemptions from fleet fuel economy quotas. There are now in excess of five million flexible fuel vehicles on the road in the United States and automakers will produce several millions per year, offering further potential for significant growth in ethanol demand.

Cellulose to Ethanol Production

In a recent report, “Outlook For Biomass Ethanol Production Demand,” the U.S. Energy Information Administration found that advancements in production technology of ethanol from cellulose could reduce costs and result in production increases of 40% to 160% by 2010. Biomass (cellulosic feedstocks) includes agricultural waste, woody fibrous materials, forestry residues, waste paper, municipal solid waste and most plant material. Like waste starches and sugars, they are often available for relatively low cost, or are even free. However, cellulosic feedstocks are more abundant, global and renewable in nature. These waste streams, which would otherwise be abandoned, land-filled or incinerated, exist in populated metropolitan areas where ethanol prices are higher.

SOURCES AND AVAILABILITY OF RAW MATERIALS

The U.S. DOE and USDA in its April 2005 report “Biomass As Feedstock For a Bioenergy and Bioproducts Industry: The Technical Feasibility of a Billion-Ton Annual Supply” found that about one billion tons of cellulosic materials from agricultural and forest residues are available to produce more than one-third of the current U.S. demand for transportation fuels.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

Currently, we have no dependence on one or a few major customers, although we have entered into a non-binding letter of intent with PDI to be our sole purchaser of ethanol from our El Sobrante plant in Southern California. We are negotiating definitive agreements but no definitive agreement has been signed with Petro-Diamond as of yet. See “Distribution Methods of the Products or Services.”

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS

On March 1, 2006, we entered into a Technology License Agreement with Arkenol, for use of the Arkenol Technology. Arkenol holds the following patents in relation to the Arkenol Technology: 11 U.S. patents, 21 foreign patents, and one pending foreign patent. According to the terms of the agreement, we were granted an exclusive, non-transferable, North American license to use and to sub-license the Arkenol technology. The Arkenol Technology, converts cellulose and waste materials into ethanol and other high value chemicals. As consideration for the grant of the license, we are required to make a one time payment of $1,000,000 at first project construction funding and for each plant make the following payments: (1) royalty payment of 3% of the gross sales price for sales by us or our sublicensees of all products produced from the use of the Arkenol Technology (2) and a one time license fee of $40.00 per 1,000 gallons of production capacity per plant. According to the terms of the agreement, we made a one time exclusivity fee prepayment of $30,000 during the period ended December 31, 2006. As of September 30, 2007, we have not become obligated to pay any of these amounts. All sub-licenses issued by us will provide for payments of the license fees and royalties due Arkenol.

NEED FOR ANY GOVERNMENT APPROVAL OF PRINCIPAL PRODUCTS OR SERVICES

We are not subject to any government oversight for our current operations other than for corporate governance and taxes. However, the production facilities that we will be constructing will be subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations will require our facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.

EFFECT OF EXISTING OR PROBABLE GOVERNMENTAL REGULATIONS ON THE BUSINESS

Currently, the federal government encourages the use of ethanol as a component in oxygenated gasoline as a measure to protect the environment as a viable renewable domestic fuel to reduce U.S. dependence on foreign oil.

The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. Ethanol sales have been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. Increasingly stricter EPA regulations are expected to increase the number of metropolitan areas deemed in non-compliance with Clean Air Standards, which could increase the demand for ethanol.

On August 8, 2005, President Bush signed the Energy Policy Act of 2005 (H.R. 6) into law. The comprehensive energy legislation includes a nationwide renewable fuels standard ("RFS") that will double the use of ethanol and biodiesel by 2012.

Under the RFS, a small percentage of our nation's fuel supply will be provided by renewable, domestic fuels. The increased use of renewable fuels will expand U.S. fuel supplies while easing an overburdened refining industry. The Energy Policy Act of 2005 established RFS provisions that mandates use of renewable fuels starting at 4 billion gallons in 2006 and increases to 7.5 billion gallons in 2012. The Act also provides that, beginning in 2013, a minimum of 250 million gallons a year of cellulosic derived ethanol be included in the RFS. Flexibility in meeting RFS is provided for refiners through a credit trading program that allows refiners to use renewable fuels where and when it is most efficient and cost-effective for them to do so. The credit trading program will result in lower costs to refiners and thus, consumers. RFS credits have a lifespan of 12 months. The credit trading program allows for every gallon of cellulose-derived ethanol to be equal to 2.5 gallons of renewable fuel. The reformulated gasoline (RFG) 2.0 wt percentage oxygenate standard under the Clean Air Act is eliminated 270 days after enactment. (Requirement was lifted by U.S. EPA May 8, 2006).

The use of ethanol as an oxygenate to blend with fuel to comply with federal mandates also has been aided by federal tax policy. The Energy Tax Act of 1978 exempted ethanol blended gasoline from the federal gas tax as a means of stimulating the development of a domestic ethanol industry and mitigating the country's dependence on foreign oil. As amended, the federal tax exemption currently allows the market price of ethanol to compete with the price of domestic gasoline. The exemption for a 10% ethanol blend is the equivalent of providing a per gallon “equalization” payment that allows blenders to pay more for ethanol than the wholesale price of gasoline and still retain profit margins equal to those received upon the sale of gasoline that is not blended with ethanol. Under current legislation, the federal gasoline tax exemption for a 10% ethanol blend is 5.2 cents per gallon. This exemption was to gradually drop to 5.1 cents per gallon in 2005, however, as of January 1, 2005, this federal tax incentive was to be replaced by a new volumetric ethanol excise tax credit discussed below.

On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (“VEETC”) and amended the federal excise tax structure effective as of January 1, 2005. Currently, ethanol-blended fuel is taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend).  Under VEETC, the existing ethanol excise tax exemption is eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. This would add approximately $1.4 billion to the highway trust fund revenue annually. In place of the current exemption, the bill creates a new volumetric ethanol excise tax credit of 5.1 cents per gallon of ethanol blended. Refiners and gasoline blenders would apply for this credit on the same tax form as before only it would be a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol.

ESTIMATE OF THE AMOUNT SPENT DURING EACH OF THE LAST TWO FISCAL YEARS ON RESEARCH AND DEVELOPMENT ACTIVITIES.

For the fiscal year ending 2006 (March 28, 2006 (Inception) to December 31, 2006), we spent roughly $466,002 on project development costs.

For the current 2007 fiscal year, as of September 30, 2007, we have spent roughly $2,558,459 on project development costs.

To date, project development costs include the research and development expenses related to our future cellulose-to-ethanol production facilities.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS (FEDERAL, STATE AND LOCAL)

We will be subject to extensive air, water and other environmental regulations and we will have to obtain a number of environmental permits to construct and operate our plants, including, air pollution construction permits, a pollutant discharge elimination system general permit, storm water discharge permits, a water withdrawal permit, and an alcohol fuel producer's permit. In addition, we may have to complete spill prevention control and countermeasures plans.

The production facilities that we will build are subject to oversight activities by the federal, state, and local regulatory agencies. There is always a risk that the federal agencies may enforce certain rules and regulations differently than state environmental administrators. State or federal rules are subject to change, and any such changes could result in greater regulatory burdens on plant operations. We could also be subject to environmental or nuisance claims from adjacent property owners or residents in the area arising from possible foul smells or other air or water discharges from the plant.

NUMBER OF TOTAL EMPLOYEES AND NUMBER OF FULL TIME EMPLOYEES

We had 7 full time employees as of November 30, 2007 and 1 part time employee. None of our employees are subject to a collective bargaining agreement, and we believe that our relationship with our employees is good.

REPORTS TO SECURITY HOLDERS

We are subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These obligations include filing an annual report under cover of Form 10-KSB, with audited financial statements, unaudited quarterly reports on Form 10-QSB and the requisite proxy statements with regard to annual stockholder meetings. The public may read and copy any materials the Company files with the Securities and Exchange Commission (the “SEC”) at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate material legal proceedings against us.

MANAGEMENT

Directors and Executive Officers

Our officers and directors shall serve until our next annual stockholders' meeting. Our directors and officers as of the date of this prospectus are as follows:

Name	Age	Position
Arnold Klann	55	Chairman and Chief Executive Officer
Necitas Sumait	47	Senior Vice President and Director
Christopher Scott	33	Chief Financial Officer and Senior Vice President
John Cuzens	56	Chief Technology Officer and Senior Vice President
Chris Nichols	40	Director
Joseph Emas	52	Director
Victor Doolan	66	Director

Arnold Klann – Chairman of the Board and Chief Executive Officer
Mr. Klann has been our Chairman of the Board and Chief Executive Officer since our inception in March 2006.  Mr. Klann has been President of ARK Energy, Inc. and Arkenol, Inc. from January 1989 to present.  Mr. Klann has an AA from Lakeland College in Electrical Engineering.

Necitas Sumait – Senior Vice President and Director
Mrs. Sumait has been our Director and Senior Vice President since our inception in March 2006. Prior to this, Mrs. Sumait was Vice President of ARK Energy/Arkenol from December 1992 to July 2006. Mrs. Sumait has a MBA in Technological Management from Illinois Institute of Technology and a B.S. in Biology from De Paul University.

Christopher Scott – Chief Financial Officer
Mr. Scott has been our Chief Financial Officer since March 2007. Prior to this, from 2002 to March 2007, Mr. Scott was most recently the CFO/CCO and FinOp of Westcap Securities, Inc, an NASD Member Broker/Dealer and Investment Bank headquartered in Irvine, CA. Mr. Scott currently holds the Series 7, 63, 24, 4, 27, 55, and Series 53 NASD licenses. From 1997 to 2002, Mr. Scott was a General Securities and Registered Options Principal at First Allied Securities Inc. Mr. Scott earned his Bachelors Degree in Business Administration, with a concentration in Finance, from CSU, Fullerton.

John Cuzens – Chief Technology Officer and Senior Vice President
Mr. Cuzens has been our Chief Technology Officer and Senior Vice President since our inception in March 2006. Mr. Cuzens was a Director from March 2006 until his resignation from the Board of Directors in July 2007.  Prior to this, he was Director of Projects Wahlco Inc. from 2004 to June 2006. He was employed by Applied Utility Systems Inc from 2001 to 2004 and Hydrogen Burner Technology form 1997-2001. He was with ARK Energy and Arkenol from 1991 to 1997 and is the co-inventor on seven of Arkenol's eight U.S. foundation patents for the conversion of cellulosic materials into fermentable sugar products using a modified strong acid hydrolysis process. Mr. Cuzens has a B.S. Chemical Engineering degree from the University of California at Berkeley.

Chris Nichols - Director
Mr. Nichols has been our Director since our inception in March 2006.  Mr. Nichols is currently the Chairman of the Board and Chief Executive Officer of Advanced Growing Systems, Inc.  Since 2003 Mr. Nichols was the Senior Vice President of Westcap Securities' Private Client Group.  Prior to this, Mr. Nichols was a Registered Representative at Fisher Investments from December 2002 to October 2003. He was a Registered Representative with Interfirst Capital Corporation from 1997 to 2002. Mr. Nichols is a graduate of California State University in Fullerton with a B.A. degree in Marketing.

Joseph Emas - Director
Mr. Emas is licensed to practice law in Florida, New Jersey and New York. Since 2001, Mr. Emas has been the senior partner of Joseph I. Emas, P.A. Mr. Emas specializes in securities regulation, corporate finance, mergers and acquisitions and corporate law. Mr. Emas received his Honors BA at University of Toronto, Bachelor of Administrative Studies, with distinction, at York University in Toronto, his JD, cum laude from Nova Southeastern Shepard Broad Law School and his LL.M. in Securities Regulation at Georgetown University Law Center. Mr. Emas was an Adjunct Professor of Law at Nova Southeastern Shepard Broad Law School. Mr. Emas received the William Smith Award, Pro Bono Advocate for Children in 2000 and the 2006 Child Advocacy Award in Florida and is the author of “Update of Juvenile Jurisdiction Florida Practice in Juvenile Law.” Mr. Emas has been a member of the Juvenile Court Rules Committee for the State of Florida from 1999 through 2006, and currently sits on the Florida Child Advocacy Committee. Mr. Emas is a director of several public companies which trade on both the OTC.BB and Amex.

Victor Doolan - Director
Mr. Doolan served for approximately three years as president of Volvo Cars North America until his retirement in March 2005. Prior to joining Volvo, Mr. Doolan served as the Executive Director of the Premier Automotive Group, the luxury division of Ford Motor Company from July 1999 to June 2002. Mr. Doolan also enjoyed a 23-year career with BMW, culminating with his service as President of BMW of North America from September 1993 to July 1999. Mr. Doolan has worked in the automotive industry for approximately 36 years.  Mr. Doolan currently serves on the Board of Directors for Sonic Automotive, Inc.

Significant Employee
William Davis - VP Project Management.
Mr. Davis is currently Vice President of Project Management for us. Prior to this he was Director of Power Plant Project Development for Diamond Energy from 2001 to 2006. Prior to this he was VP of Business Development for Oxbow Power.

He has over 30 years in the energy business and was an energy advisor to the Governor of California. He has been involved in domestic and international power project development. Mr. Davis is a registered Architect in three states and graduated from California State University at San Luis Obispo with a Bachelors of Architecture and a Masters of Science in Architecture.

FAMILY RELATIONSHIPS

There are no family relationships among our directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

For the past five years, no director or officer of the Company has been involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

AUDIT COMMITTEE FINANCIAL EXPERT

Our Board of Directors currently serves as its Audit Committee. Victor Doolan is the Audit Committiee’s financial expert and he currently serves as the Company’s Chairman for the Audit and Compensation Committees.

EXECUTIVE COMPENSATION

2006
SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)	OPTIONS AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Arnold Klann Director and President	2006	113,000		16,750 (1)	2,480,000				2,609,750

Necitas Sumait Director, Secretary and VP	2006	78,000		16,750 (1)	1,116,000				1,210,750

John Cuzens Director, Treasurer and VP	2006	75,000		16,750 (1)	1,116,000				1,207,750

Chris Nichols Director	2006	2,500		16,750 (1)				73,000 (2)	92,250

(1) Reflects value of 5,000 shares of restricted common stock received as compensation as Director.
(2) Reflects value of consideration received as compensation for consultant services.

	NUMBER OF NON-EQUITY INCENTIVE PLAN GRANT	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS APPROVAL	ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS UNITS GRANTED		THRESHOLD	TARGET	MAXIMUM	THRESHOLD		TARGET		MAXIMUM
NAME	DATE	DATE	(#	)	($)	($)	($)	(#	)	(#	)	(#	)

Arnold Klann	12/14/06	12/14/06

Necitas Sumait	12/14/06	12/14/06

John Cuzens	12/14/06	12/14/06

Chris Nichols

(continued below)

	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS(#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($ / SH)	CLOSING PRICE ON GRANT DATE ($ / SH)

Arnold Klann		1,000,000	$2.00	$3.05

Necitas Sumait		450,000	$2.00	$3.05

John Cuzens		450,000	$2.00	$3.05

Chris Nichols

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	OPTION AWARDS					STOCK AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)

Arnold Klann	83,333	916,667	2.00	12/14/11

Necitas Sumait	37,500	412,500	2.00	12/14/11

John Cuzens	37,500	412,500	2.00	12/14/11

Chris Nichols

2006 OPTION EXERCISES AND STOCK VESTED TABLE

	OPTION AWARDS		STOCK AWARDS

	NUMBER OF SHARES	VALUE REALIZED	NUMBER OF SHARES	VALUE REALIZED
	ACQUIRED ON EXERCISE	ON EXERCISE	ACQUIRED ON VESTING	ON VESTING
NAME	(#)	($)	(#)	($)

Arnold Klann

Necitas Sumait

John Cuzens

Chris Nichols

2006 PENSION BENEFITS TABLE

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)

Arnold Klann

Necitas Sumait

John Cuzens

Chris Nichols

2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

NAME	EXECUTIVE CONTRIBUTION IN LAST FISCAL YEAR ($)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)	AGGREGATE WITHDRAWALS / DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR-END ($)

Arnold Klann

Necitas Sumait

John Cuzens

Chris Nichols

2006 DIRECTOR COMPENSATION TABLE

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)		TOTAL ($)

Arnold Klann		16,750						16,750

Necitas Sumait		16,750						16,750

John Cuzens		16,750						16,750

Chris Nichols	2,500	16,750				73,000	(1)	92,250

(1) Reflects value of consideration received as compensation for consultant services.

2006 ALL OTHER COMPENSATION TABLE

NAME	YEAR	PERSONAL BENEFITS ($)	PERQUISITES AND OTHER TAX REIMBURSEMENTS ($)	INSURANCE PREMIUMS ($)	COMPANY CONTRIBUTIONS TO RETIREMENT AND 401(K) PLANS ($)	SEVERANCE PAYMENTS/ ACCRUALS ($)	CHANGE IN CONTROL PAYMENTS/ ACCRUALS ($)	TOTAL ($)

Arnold Klann

Necitas Sumait

John Cuzens

Chris Nichols

2006 PERQUISITES TABLE

NAME	YEAR	PERSONAL USE OF COMPANY CAR/PARKING	FINANCIAL PLANNING LEGAL FEES	CLUB DUES	EXECUTIVE RELOCATION	TOTAL PERQUISITES AND OTHER PERSONAL BENEFITS

Arnold Klann

Necitas Sumait

John Cuzens

Chris Nichols

2006 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

NAME	BENEFIT	BEFORE CHANGE IN CONTROL TERMINATION W/O CAUSE OR FOR GOOD REASON	AFTER CHANGE IN CONTROL TERMINATION W/O CAUSE OR OR GOOD REASON	VOLUNTARY TERMINATION	DEATH	DISABILITY	CHANGE IN CONTROL

Arnold Klann						Full comp. first 2 months, 50% of comp. next 4 months

Necitas Sumait						Full comp. first 2 months, 50% of comp. next 4 months

John Cuzens						Full comp. first 2 months, 50% of comp. next 4 months

Chris Nichols						Full comp. first 2 months, 50% of comp. next 4 months

------------
*  List each applicable type of benefit in a separate row, e.g., severance pay, bonus payment, stock option vesting acceleration, health care benefits continuation, relocation benefits, outplacement services, financial planning services or tax gross-ups.

On June 27, 2006, the Company entered into form employment agreements with its three executive officers. The employment agreements are for a period of three years, with prescribed percentage increases beginning in 2007 and can be cancelled upon a written notice by either employee or employer (if certain employee acts of misconduct are committed). The total aggregate annual amount due under the employment agreements is approximately $520,000.

In addition, on June 27, 2006, the Company entered into a Directors agreement with four individuals to join the Company's board of directors. Under the terms of the agreement the non-employee Director (Chris Nichols) will receive annual compensation in the amount of $5,000 and all Directors receive a one time grant of 5,000 shares of the Company's common stock. The common shares vest over the period of one year. The value of the common stock granted was determined to be approximately $67,000 based on the estimated fair market value of the Company's common stock over a reasonable period of time.

Effective March 16, 2007, in connection with Mr. Scott's appointment as the Company's CFO, the Company and Mr. Scott entered into an at-will letter Employment Agreement (attached as Exhibit 10.7 hereto) containing the following material terms: (i) initial monthly salary of $7,500, to be raised to $10,000 on the earlier of April 30, 2007 or receipt by the Company of a qualified investment financing, and (ii) standard employee benefits.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 1, 2006, we entered into a Technology License agreement with Arkenol, a company in which our Chairman, Chief Executive Officer and majority stockholder Arnold Klann, holds a 25.5% interest. Arkenol has its own management and board separate and apart from us. According to the terms of the agreement, we were granted an exclusive, non-transferable, North American license to use and to sub-license the Arkenol Technology (discussed above in “Description of Business”). As consideration for the grant of the license, we are required to make a one time payment of $1,000,000 at first project construction funding and for each plant make the following payments: (1) royalty payment of 3% of the gross sales price for sales by us or our sublicensees of all products produced from the use of the Arkenol Technology (2) and a one time license fee of $40.00 per 1,000 gallons of production capacity per plant. According to the terms of the agreement, we made a one time exclusivity fee prepayment of $30,000 during the period ended December 31, 2006.

On March 1, 2006, we entered into an Asset Transfer and Acquisition Agreement with ARK Energy, a company which is fifty percent (50%) owned by the Company's Chairman, Chief Executive Officer and majority stockholder, Arnold Klann. ARK Energy has its own management and board separate and apart from us. Based upon the terms of the agreement, ARK Energy transferred certain rights, assets, work-product, intellectual property and other know-how on project opportunities that may be used to deploy the Arkenol Technology. In consideration, we have agreed to pay a performance bonus of up to $16,000,000 when certain milestones are met. These milestones include, but are not limited to, transferee's project implementation which would be demonstrated by start of the construction of a facility or completion of financial closing, whichever is earlier. We did not incur the costs of a third party valuation but instead based our valuation of the assets acquired by (1) an arms length review of the value assigned by ARK Energy to the opportunities based on the actual costs it incurred in developing the project opportunities and (2) anticipated financial benefits to us.

In December 2006, we entered into a Promissory Note with its Chairman, Chief Executive Officer and majority stockholder, Arnold Klann, whereby Mr. Klann loaned us $90,000 with a flat fee of 10% of the principal, or lower if required by law, to be repaid upon our achieving certain investor financing milestones. In addition, on January 5, 2007, we entered into a $25,000 promissory note with our Chairman, Chief Executive Officer and majority stockholder. Under the terms of the note, we are to repay any principal balance within 30 days of receiving qualified investment financing and a maximum fee of $2,500. The principal balance and all accrued interest were paid in full during the month of January of 2007.

On December 18, 2006, we engaged Director Christopher Nichols as a consultant on a non-exclusive basis to prepare, review and comment on various presentations, press releases, or other public relations documentation as requested by us. The consultant shall also provide us with capital market support through its network of portfolio managers, hedge funds, brokers, market-makers, institutions and other market support professionals and organizations. The consultant may also advise us from time to time, as requested by us, on potential development and business relationships that may benefit our financial market positioning. The consultant was compensated in the form of 20,000 shares of restricted common stock.

On February 13, 2007, we entered into a consulting agreement with a corporate technology consulting company, E-Info Solutions, LLC, which entity is controlled by our Chief Financial Officer, Christopher Scott. The consultant shall review, comment, and implement as requested by us on any information technology rollout. Under the terms of the agreement consultant received 12,500 restricted shares of our common stock at the signing of the agreement and 37,500 shares after effectiveness of the agreement in equal parts on June 1, 2007, September 1, 2007, and December 1, 2007.

On March 16, 2007, we obtained a 10% annual interest line of credit in the amount of $1,500,000 from our Chairman, Chief Executive Officer and majority stockholder, Arnold Klann, to provide additional liquidity to us as needed. Under the terms of the note, we are to repay any principal balance and interest within 30 days of receiving qualified investment financing of $5,000,000 or more.

On July 10, 2007, we and Director Chris Nichols mutually terminated our consulting agreement dated December 21, 2006. The material terms of this agreement were payment of 20,000 shares of our restricted common stock for Mr. Nichols to prepare, review and comment on various presentations, press releases, or other public relations documentation as requested by us, and provide us with capital market support through its network of portfolio managers, hedge funds, brokers, market- makers, institutions and other market support professionals and organizations. Under the terms of the agreement, we had granted Mr. Nichols a non-exclusive right to deploy our licensed technology on a to be determined future cellulosic ethanol project. The purpose of the termination of this agreement is for Mr. Nichols to qualify as an independent member of our Board of Directors.

On July 13, 2007, we issued several convertible notes aggregating a total of $500,000 with eight accredited investors, including $25,000 from our Chief Financial Officer. Under the terms of the notes, we are required to repay any principal balance and interest, at 10% per annum within 120 days of the note. The convertible promissory note is convertible only upon default. The holders also received warrants to purchase common stock at $5.00 per share. The warrants vest immediately and expire in five years. The total warrants issued pursuant to this transaction were 200,000 on a pro-rata basis to investors. The convertible promissory notes are only convertible into shares of our common stock in the event of a default. The conversion price is determined based on one third of the average of the last-trade prices of our common stock for the ten trading days preceding the default date. On November 7, 2007, we re-paid all of our 10% convertible promissory notes dated July 13, 2007, to all our private investors, totaling approximately $516,000, including interest of approximately $16,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

As of December 18, 2007, our authorized capitalization was 101,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.001 par value per share and 1,000,000 shares of preferred stock, no par value per share. As of December 18, 2007, there were 28,061,553 shares of our common stock outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders.

The following table sets forth, as of December 18, 2007, the number of shares of our common stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned.

Executive Officers, Directors, and More than 5% Beneficial Owners

The address of each owner who is an officer or director is c/o the Company at 31 Musick, Irvine California 92618.

Title of Class	Name of Beneficial Owner(1)	Number of shares	Percent of Class(2)
Common	Arnold Klann, Chairman and Chief Executive Officer	14,191,556	49.53%
Common	Necitas Sumait, Senior Vice President and Director	1,472,875	5.20%
Common	John Cuzens, Chief Technology Officer and Senior Vice President	1,470,375	5.19%
Common	Chris Scott, Chief Financial Officer	98,980	*
Common	Chris Nichols, Director	59,000	*
Common	Victor Doolan, Director	5,000	*
Common	Joseph Emas, Director	5,000	*
Common	Quercus Trust	11,111,112	33.05%

	All officers and directors as a group (7 persons)	17,302,786	60.51%
	All officers, directors and 5% holders as a group (8 persons)	28,413,898	93.57%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.

(2)	Figures may not add up due to rounding of percentages.

(3)
David Gelbaum and Monica Chavez Gelbaum are co-trustees of  The Quercus Trust.  Each of David Gelbaum and Monica Chavez Gelbaum, acting alone, has the power to exercise voting and investment control over the shares of common stock owned by the Trust.

DESCRIPTION OF SECURITIES

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock, and 1,000,000 shares of no par value preferred stock. As of December 18, 2007, the Company has 28,061,553 shares of common stock outstanding, and no shares of preferred stock outstanding.

COMMON STOCK

As of December 18, 2007, we had 28,061,553 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to any preferential rights of holders of our preferred stock, holders of common stock are entitled to receive a pro rata share of distributions declared by our Board of Directors. Our common stock does not provide for preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. To the extent that we issue additional shares of our common stock in the future, the relative interests of the then existing stockholders may be diluted.

PREFERRED STOCK

 As of December 18, 2007, we had no shares of preferred stock outstanding. We may issue preferred stock in one or more class or series pursuant to resolution of the Board of Directors. The Board of Directors may determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and fix the number of shares and the designation of any series of preferred stock. The Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any wholly unissued class or series subsequent to the issue of shares of that class or series. We have no present plans to issue any shares of preferred stock.

WARRANTS

As of December 18, 2007, we had warrants to purchase an aggregate of 7,386,693 shares of our common stock outstanding. The exercise prices for the warrants range from $2.70 per share to $5.45 per share, with a weighted average exercise price of approximately per share of $3.02.

OPTIONS

As of December 18, 2007, we had options to purchase an aggregate of 1,970,000 shares of our common stock outstanding, with exercise prices of $2.00 per share, with a weighted average exercise price per share of $2.00.

REGISTRATION RIGHTS

We entered into a registration rights agreement with the investors in the December Private Placement whereby we are required to file an initial registration statement on Form SB-2 (or another applicable registration form) with the SEC in order to register the resale of the common stock and warrants to purchase common stock issued in the December Private Placement. The registration statement is required to be filed within 45 days from December 14, 2007. The registration statement must then be declared effective no later than 150 calendar days (May 12, 2008) from the initial filing date.

We also agreed to register the conversion shares and shares underlying the warrants issued in connection with our previously issued Convertible Notes. The details of the registration rights of the Convertible Notes can be found in our September 30, 2007 10-QSB.

In the event we fail to file the initial registration statement within the 45 day period or, in the event that we fail to have the registration statement declared effective by the SEC by the dates described above, then we must pay certain liquidated damages.

ANTI-TAKEOVER PROVISIONS

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that may make it more difficult for a third party to acquire or may discourage acquisition bids for us. Our Board of Directors may, without action of our stockholders, issue authorized but unissued common stock and preferred stock. The issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The existence of unissued preferred stock may enable the Board of Directors, without further action by the stockholders, to issue such stock to persons friendly to current management or to issue such stock with terms that could render more difficult or discourage an attempt to obtain control of us, thereby protecting the continuity of our management. Our shares of preferred stock could therefore be issued quickly with terms that could delay, defer, or prevent a change in control of us, or make removal of management more difficult.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Company's Amended and Restated Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

The Company's Amended and Restated Articles of Incorporation further provides the following indemnifications:

(a) a director of the Corporation shall not be personally liable to the Corporation or to its shareholders for damages for breach of fiduciary duty as a director of the Corporation or to its shareholders for damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts revolving around any unlawful distribution or contribution; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If Nevada Law is hereafter amended to eliminate or limit further liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of Nevada Law as so amended. Any repeal or modification of the indemnification provided in these Articles shall not adversely affect any right or protection of a director of the Corporation under these Articles, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this limitation of liability, prior to such repeal or modification.

(b) the Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to attorney's fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, fiduciary, or agent and that person's estate and personal representative to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

SELLING STOCKHOLDERS

The Selling Stockholders are offering a total of up to 13,488,511 shares of our common stock.  Certain of the Selling Stockholders may be deemed “underwriters” within the meaning of the Securities Act in connection with the sale of their Common Stock under this prospectus.

The column “Shares Owned After the Offering” gives effect to the sale of all the shares of Common Stock being offered by this prospectus. We agreed to register for resale shares of Common Stock by the Selling Stockholders listed below. The Selling Stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the Selling Stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the Selling Stockholders and we have not independently verified this information. The Selling Stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Common Stock being registered.

The Selling Stockholders may, from time to time, offer and sell any or all of their shares listed in this table. Because the Selling Stockholders are not obligated to sell their shares, or they may also acquire publicly traded shares of our common stock, or they may not exercise warrants relating to certain shares offered under this prospectus, we are unable to estimate how many shares they may beneficially own after this offering. For presentation of this table, however, we have estimated the percentage of our common stock beneficially owned after the offering based on assumptions that the Selling Stockholders exercise all warrants for shares included in this offering and sell all of the shares being offered by this Prospectus.

	No. of Shares included in	Shares Owned Prior To (1)(2) and After The Offering
Selling Stockholder	Prospectus	Number		Percentage
Quercus Trust (3)	11,111,112	11,111,112		29.7%
Aurarian Capital Partners II, L.P. (4)	1,147,670	1,147,670		3.1%
Aurarian Offshore, Ltd. (5)	557,128	557,128		1.5%
James G. Speirs (6)	148,148	148,148	*	*
Charles Schwab Custodian for the James G. Speirs SEP IRA (7)	222,222	222,222	*	*
Merriman Curhan Ford (8)	23,731	23,731	*	*
Seaside Capital II, LLC (9)	125,000	125,000	*	*
James Gavin Speirs Custodian for the Mackensey Speirs IRA (9)	8,000	8,000	*	*
James Gavin Speirs Custodian for the Megan Speirs IRA (9)	8,000	8,000	*	*
Baxter Capital Management, LLC (9)	12,500	12,500	*	*
Herbert C Pohlmann (9)	125,000	125,000	*	*

__________________

*  Indicates less than 1%

(1)  Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.

(2) The number of shares and percentages prior to and after the offering are the same.

(3) Includes 5,555,556 shares of common stock and 5,555,556 warrants to purchase common stock issued in a private placement in December 2007.

(4) Includes 464,276 shares of common stock issued upon the conversion of a convertible note, 673,200 shares issuable upon exercise of warrants to purchase common stock issued in connection with a senior secured convertible note offering in August 2007, and 10,194 shares issued for interest payments made in stock thereon.

(5) Includes 225,379 shares of common stock issued upon the conversion of a convertible note, 326,800 shares issuable upon exercise of warrants to purchase common stock issued in connection with a senior secured convertible note offering in August 2007, and 4,949 shares issued for interest payments made in stock thereon.

(6) Includes 74,074 shares of common stock and 74,074 shares issuable upon exercise of warrants to purchase common stock issued in a private placement in December 2007.

(7) Includes 111,111 shares of common stock and 111,111 shares issuable upon exercise of warrants to purchase common stock issued in a private placement in December 2007.

(8) 23,731 shares issuable upon exercise of warrants to purchase common stock issued as compensation to Merriman Curhan Ford, an NASD Broker-Dealer pursuant to a senior secured convertible note offering in August 2007.

(9) Represents shares issued in a private offering in January 2007.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 13,488,511 shares (i) issued or (ii) to be issued upon the exercise of certain outstanding warrants, each held by certain Selling Stockholders.

The Selling Stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

To the extent permitted by law, the Selling Stockholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act .

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our Common Stock offered hereby will be paid by the selling stockholders.

Each of the Selling Stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any Selling Stockholder. We will file a supplement to this prospectus if a Selling Stockholder enters into a material arrangement with a broker-dealer for sale of Common Stock being registered. If the Selling Stockholders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our Common Stock and activities of the Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Effective September 14, 2006, we engaged McKennon, Wilson & Morgan LLP as our new independent accountants. There have been no disagreements on accounting and financial disclosures with our accountants.

LEGAL MATTERS

The validity of the Common Stock offered by this prospectus has been passed upon for us by Scott D. Olson, Esq., Coto de Caza, California.  Certain legal matters with respect to this offering will be passed upon for the Company by Seward & Kissel LLP, New York, New York.

EXPERTS

Our financial statements included in this prospectus to the extent and for the fiscal year ended December 31, 2006 (as indicated in their reports) have been audited by McKennon, Wilson & Morgan LLP, Irvine, CA, an independent registered public accounting firm and are included herein in reliance upon the authority as experts in giving said reports.

ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the shares of Common Stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to our Common Stock and us, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee or for free at the SEC’s website, www.sec.gov. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1(800) SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with the requirements of the Exchange Act, file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information are available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

BLUEFIRE ETHANOL FUELS,INC.
(A DEVELOPMENT STAGE COMPANY)
(Formerly SUCRE AGRICULTURAL CORP.)

FINANCIAL STATEMENTS

Index to Financial Statements:

Audited Financial Statements:
F-2	Report of Independent Registered Public Accounting Firm

F-3	Balance Sheet as of December 31, 2006

F-4	Statements of Operations from March 28, 2006 (Inception) to December 31, 2006

F-5	Statement of changes in stockholders’ deficit for the period from March 28, 2006 (Inception) to December 31, 2006

F-6	Statement of cash flows for the period from March 28, 2006 (Inception) to December 31, 2006

F-7	Notes to Financial Statements
Interim Unaudited Financial Statements:
F-19	Balance Sheet as of September 30, 2007

F-20	Statements of Operations for the nine months ended September 30, 2007

F-20	Statement of stockholders’ equity for the nine months ended September 30, 2007

F-22	Statements of cash flows for the nine months ended September 30, 2007

F-23	Notes to Interim Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors

BlueFire Ethanol Fuels, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of BlueFire Ethanol Fuels, Inc. (formerly Sucre Agricultural Corp.) and subsidiary, a development-stage company, (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from March 28, 2006 (Inception) to December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BlueFire Ethanol Fuels, Inc. and subsidiary, as of December 31, 2006, and the results of their operations and their cash flows for the period from March 28, 2006 (Inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ McKennon Wilson & Morgan LLP

Irvine, California

March 21, 2007

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

BALANCE SHEET

December 31, 2006

ASSETS
Current assets-	$2,760
Cash and cash equivalents
Prepaid fees to related party (Note 5)	30,000
Total assets	$32,760

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$66,949
Accrued liabilities	17,692
Related party note and accrued interest	100,100
Total liabilities	184,741

Commitments and contingencies (Note 3)

Stockholders' deficit:
Preferred stock, no par value, 1,000,000 shares authorized; none issued and outstanding	--
Common stock, $0.001 par value; 100,000,000 shares authorized; 21,125,764 shares issued and outstanding	21,126
Additional paid-in capital	1,382,390
Deficit accumulated during the development stage	(1,555,497)
Total stockholders' deficit	(151,981)
Total liabilities and stockholders' deficit	$32,760

See accompanying notes to consolidated financial statements.

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MARCH 28, 2006 (INCEPTION) TO DECEMBER 31, 2006

Revenues	$-
Operating expenses:
Project development	466,002
General and administrative	1,083,195
Total operating expenses	1,549,197

Operating loss	(1,549,197)

Other income and (expense):
Other income	2,800
Related party interest expense	(9,100)
Net loss	$(1,555,497)
Basic and diluted loss per common share	$(0.08)
Weighted average common shares outstanding, basic and diluted	19,711,225

See accompanying notes to consolidated financial statements.

BLUEFIRE ETHANOL FUELS, INC.
(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
PERIOD FROM MARCH 28, 2006 (INCEPTION) TO DECEMBER 31, 2006

	Common Stock		Additional Paid-in	Deficit Accumulated During the Development
Stockholders'	Shares	Amount	Capital	Stage	Deficit

Balances at March 28, 2006 (Inception)	--	$--	$--	$--	$--
Issuance of founder's share at $0.001 per share (Note 4)	17,000,000	17,000	--	--	17,000
Common shares retained by Sucre Agricultural Corp. Stockholders (Note 4)	4,028,264	4,028	685,972	--	690,000
Costs associated with the acquisition of Sucre Agricultural Corp.	--	--	(3,550)	--	(3,550)
Common shares issued for services in November 2006 at $2.99 per share (Note 3)	37,500	38	111,962	--	112,000
Common shares issued for services in November 2006 at $3.35 per share (Note 3)	20,000	20	66,981	--	67,001
Common shares issued for services in December 2006 at $3.65 per share (Note 3)	20,000	20	72,980	--	73,000
Common shares issued for services in December 2006 at $3.65 per share (Note 3)	20,000	20	72,980	--	73,000
Estimated value of common shares at $3.99 per share and warrants at $2.90 issuable for services upon vesting in February 2007	--	--	160,000	--	160,000
Stock based compensation related ot warrants (Note 3)			100,254		100,254
Stock based compensation related to options (Note 4)	--	--	114,811	--	114,811
Net loss	--	--	--	(1,555,497)	(1,555,497)
Balances at December 31, 2006	21,125,764	$21,126	$1,382,390	$(1,555,497)	$(151,981)

See accompanying notes to consolidated financial statements.

BLUEFIRE ETHANOL FUELS, INC.
FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 28, 2006 (INCEPTION) TO DECEMBER 31, 2006

Cash flows from operating activities:
Net loss	$(1,555,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Costs associated with acquisition of Sucre Agricultural Corp.	(3,550)
Founders' shares expense	17,000
Stock based compensation	700,066
Changes in operating assets and liabilities:
Prepaid fees to related party	(30,000)
Accounts payable	66,949
Accrued liabilities	17,692
Accrued interest to related party	9,100
Net cash used in operating activities	(778,240)

Cash flows from financing activities:
Proceeds from related party notes	91,000
Cash received in acquisition of Sucre Agricultural Corp.	690,000
Net cash provided by financing activities	781,000

Net increase in cash and cash equivalents	2,760
Cash and cash equivalents beginning of period	--
Cash and cash equivalents end of period	$2,760

Supplemental disclosures of cash flow information Cash paid during the period for:
Interest	$--
Income taxes	$--

See accompanying notes to consolidated financial statements.

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

BlueFire Ethanol, Inc. (“BlueFire”) was incorporated in the state of Nevada on March 28, 2006 (“Inception”). BlueFire was established to deploy the commercially ready and patented process for the conversion of cellulosic waste materials to ethanol (“Arkenol Technology”) under a technology license agreement with Arkenol, Inc. (“Arkenol”). BlueFire's use of the Arkenol Technology positions it as a cellulose-to-ethanol company with demonstrated production of ethanol from urban trash (post-sorted “MSW”), rice and wheat straws, wood waste and other agricultural residues. The Company's goal is to develop and operate high-value carbohydrate-based transportation fuel production facilities in North America, and to provide professional services to such facilities worldwide. These “biorefineries” will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues, and cellulose from MSW into ethanol.

BlueFire's business will encompass development activities leading to the construction and long-term operation of production facilities. BlueFire is currently in the development stage of deploying project opportunities for converting cellulose fractions of municipal solid waste and other opportunistic feedstock into ethanol fuels. The Company entered into an Asset Transfer and Acquisition Agreement with ARK Energy, Inc. (“ARK Energy”). Based upon the terms of the agreement, ARK Energy transferred certain rights, assets, work-product, intellectual property and other know-how on 19 project opportunities, that management estimates is worth approximately $16,000,000, which may be used by BlueFire to accelerate its deployment of the Arkenol technology.

On June 27, 2006, BlueFire completed a reverse acquisition of Sucre Agricultural Corp. (“Sucre”), a Delaware corporation. At the time of acquisition, Sucre had no operations, revenues or liabilities. The only asset possessed by Sucre was $690,000 in cash which was included in the acquisition. Sucre was considered a blank-check company prior to the acquisition. In connection with the acquisition Sucre issued BlueFire 17,000,000 shares of common stock, approximately 85% of the outstanding common stock of Sucre, for all the issued and outstanding BlueFire common stock. The Sucre stockholders retained 4,028,264 shares of Sucre common stock. BlueFire and Sucre will be collectively referred herein to as the “Company”. Immediately prior to the acquisition, Sucre changed its name to BlueFire Ethanol Fuels, Inc.

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENTS' PLANS

The Company is a development-stage company which has incurred losses since inception. Management has funded operations primarily through proceeds received in connection with the reverse merger, loans from its majority stockholder, and the private placement of the Company's common stock in January 2007. In order for the Company's operations to continue, management will need to generate revenues from their intended operations sufficient to meet the Company's anticipated cost structure. The Company may encounter difficulties in establishing these operations due to the time frame of developing, constructing and ultimately operating the planned bio-refinery projects.

As of December 31, 2006, the Company has a working capital deficit of approximately $151,981. Subsequent to year end, the Company raised approximately $557,000 through the sale of common stock. The funds are currently being used to fund the operations of the Company and are expected to last through March 2007. Management has estimated that operating expenses for the period from April 2007 to December 2007 will approximate roughly $1,200,000, excluding engineering costs related to the development of our bio-refinery projects. In February 2007, the Company was awarded a grant for up to $40 million from the U.S. Department of Energy's (“DOE”) cellulosic ethanol grant program to develop a solid waste bio-refinery project at a landfill in Southern California. In March 2007, the Company was selected to receive $1,000,000 in funding from the California Energy Commission (“CEC”). Under the DOE and CEC programs, the Company may be reimbursed for project specific costs including salaries, engineering, development, etc.

In addition in March 2007, the Company obtained a line of credit in the amount of $1,500,000 from its Chairman/Chief Executive Officer and majority stockholder to provide additional liquidity to the Company as needed. The Company is in the process of reviewing term sheets for proposed equity financings of up to $5,000,000 to replace the line of credit provided by the Chief Executive Officer. Management believes its plans will enable the Company to operate in the normal course of business until December 31, 2007.

BASIS OF PRESENTATION AND CHANGE IN REPORTING ENTITY

The acquisition of Sucre Agricultural Corp. by BlueFire Ethanol, Inc., as discussed in Note 1, was accounted for as a reverse acquisition, whereby the assets and liabilities of BlueFire are reported at their historical cost since the entities are under common control immediately before and after the acquisition in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations.” The assets and liabilities of Sucre were recorded at estimated fair value on June 27, 2006, the date of the acquisition. No goodwill was recorded in connection with the reverse acquisition since Sucre had no business. The reverse acquisition resulted in a change in the reporting entity of Sucre, for accounting and reporting purposes. Accordingly, the financial statements herein reflect the operations of BlueFire from Inception and Sucre from June 27, 2006, the date of acquisition, through December 31, 2006. The 4,028,264 shares retained by the stockholders of Sucre have been recorded on the date of acquisition of June 27, 2006.

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of BlueFire Ethanol Fuels, Inc., and its wholly-owned subsidiary BlueFire Ethanol, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

CASH AND CASH EQUIVALENTS

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

The Company is currently a developmental-stage company. The Company will recognize revenues from 1) consulting services rendered to potential sub licensees for development and construction of cellulose to ethanol projects, 2) sales of ethanol from its production facilities when (a) persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

PROJECT DEVELOPMENT

Project development costs are expensed as incurred. The costs of materials and equipment that will be acquired or constructed for project development activities, and that have alternative future uses, both in project development, marketing or sales, will be classified as property and equipment and depreciated over their estimated useful lives. To date, project development costs include the development, engineering, and marketing expenses related to the Company's cellulose fractions of municipal solid waste into ethanol fuels.

INCOME TAXES

The Company accounts for income taxes in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 109 “Accounting for Income Taxes.” SFAS No. 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carry forwards.

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments approximated their carrying values at December 31, 2006. The financial instruments consist of cash and accounts payable. The related party note cannot be evaluated because this is not an arms-length transaction.

LOSS PER COMMON SHARE

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statement of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. As of December 31, the Company had options and warrants to purchase and aggregate of 2,190,000 shares of common stock that were excluded from the calculation of diluted loss per share as their effects would have been anti-dilutive.

RISKS AND UNCERTAINTIES

The Company's operations are subject to new innovations in product design and function. Significant technical changes can have an adverse effect on product lives. Design and development of new products are important elements to achieve and maintain profitability in the Company's industry segment.

The Company may be subject to federal, state and local environmental laws and regulations. The Company does not anticipate expenditures to comply with such laws and does not believe that regulations will have a material impact on the Company's financial position, results of operations, or cash flows. The Company believes that its operations comply, in all material respects, with applicable federal, state, and local environmental laws and regulations

CONCENTRATIONS OF CREDIT RISK

The Company, at times, maintains cash balances at certain financial institutions in excess of amounts insured by federal agencies.

SHARE-BASED PAYMENTS

The Company accounts for stock options issued to employees under SFAS No. 123(R), “Share-Based Payment”. Under SFAS 123(R), share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite service period. The Company has no awards with market or performance conditions.

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued FASB Interpretation No.48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This pronouncement recommends a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in the Company's tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of evaluating the impact, if any, the adoption of FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement clarifies fair value as permitted under other accounting pronouncements but does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. The Company will be required to adopt SFAS No. 157 as of January 1, 2008 and is currently in the process of evaluating the impact, if any, the adoption of SFAS No. 157 will have on its financial statements.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

On May 1, 2006, the Company began discussions with a certain consultant to negotiate project and obtain financing for the Company. As of December 31, 2006, the Company had not finalized the consulting agreement and the consultant did not have any capital funding arrangements in which a commission was due. However, the Company has made monthly payments in the amount of $7,500 to the consultant since July 2006.

On June 27, 2006, the Company entered into employment agreements with three (3) key employees. The employment agreements are for a period of three years, with prescribed percentage increases beginning in 2007 and can be cancelled upon a written notice by either employee or employer (if certain employee acts of misconduct are committed). The total aggregate annual amount due under the employment agreements is approximately $520,000.

On June 27, 2006, the Company entered into an agreement with four (4) individuals to join the Company's Board of Directors. Under the terms of the agreement, the individuals will receive annual compensation in the amount of $5,000, and they received a one time grant of 5,000 shares of the Company's common stock. The value of the common stock granted was determined to be approximately $67,000 based on the estimated fair market value of the Company's common stock near the date of grant. As of December 31 2006, the Company recorded the value of the common stock issued as general and administrative expenses in the accompanying statement of operations as the common stock was issued to the individuals without risk of forfeiture and future performance.

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 21, 2006, the Company entered into an agreement with a consultant. Under the terms of the agreement, the Company is to receive investor relations and support services in exchange for the a monthly fee of $7,500, 150,000 shares of common stock, warrants to purchase 200,000 shares of common stock at $5.00 per share, expiring in five years, and the reimbursement of certain travel expenses. The common stock and warrants vest in equal amounts on November 21, 2006, February 1, 2007, April 1, 2007 and June 1, 2007. The Company accounts for the agreement under the provisions of Emerging Issues Task Force 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Whereby the Company values the common shares and warrants at each reporting period to determine the amount to be recorded as an expense in the respective period. As the common shares and warrants vest, they are valued on reporting date and an adjustment will be recorded for the difference between the value already recorded and the then current value.

On November 21, 2006 (date of grant), the consultant immediately vested in 37,500 shares of common stock and warrants to purchase 50,000 shares of common stock. The common shares were valued at $112,000 based upon the closing market price of the Company's common stock on the date of grant. The warrants were valued on the grant date at $100,254 based on the Black-Scholes option pricing model using the following assumptions: volatility of 88%, expected life of five years, risk free interest rate of 4.75% and no dividends. The value of the common stock and warrants was recorded in general and administrative expense in the accompanying statement of operations.

On December 31, 2006, the fair value of the unvested common stock issuable under the contract based on the closing market price of the Company's common stock was $3.99 per share. The Company recorded $80,000 of estimated compensation expense related to the value of common shares that had yet to vest. As of December 31, 2006, the Company estimated the fair value of the unvested warrants issuable under the contract was $2.90 per share. The warrants were valued on December 31, 2006 based on the Black-Scholes option pricing model using the following assumptions: volatility of 98%, expected life of five years, risk free interest rate of 4.82% and no dividends. The Company recorded $80,000 of estimated compensation expense related to the value of warrants that had yet to vest.

On December 18, 2006, the Company entered into a consulting agreement with two individuals. Each consultant shall support the strategic, financial and market objectives of the Company. Under the terms of the agreement each consultants received 20,000 restricted shares of the Company's common stock. The value of for each individuals common stock was determined to be approximately $73,000 based on the closing market price of the Company's common stock on the date of the agreement and was expensed to general and administrative expenses on the accompanying statement of operations. The shares vested immediately, do not require future performance and are not at risk for forfeiture.

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 -STOCKHOLDERS' DEFICIT

FOUNDER SHARES

In March 2006, upon incorporation BlueFire issued 10,000 shares of $1.00 par value common stock to various individuals. The shares were recorded at their par value of $10,000 and expensed. In connection with the reverse acquisition, as discussed in Note 2, these individuals received an aggregate of 17,000,000 shares of Sucre's common stock with a par value of $0.001 per share. At the time of the transaction, BlueFire did not have sufficient paid-in capital to reclass the additional par value of the common shares to common stock, thus the Company expensed an additional $7,000. The amounts were recorded as general and administrative expense on the accompanying statement of operations.

ACQUISITION COSTS

In connection with the acquisition of Sucre, the Company incurred legal costs of $3,550. The costs have been treated as a reduction of additional paid-in capital.

FINANCINGS PRIOR TO REVERSE ACQUISITION

Prior to the reverse acquisition, Sucre entered into an agreement with an investor for the sale of 3,000,000 shares of the Sucre's common stock for gross proceeds of $1,000,000. The previous management of Sucre erroneously issued 4,000,000 shares of Sucre's common stock to the investor. To date, the excess shares of 1,000,000 have not been returned to the transfer agent. The Company has demanded the return of the 1,000,000 and is actively pursuing every possible channel to get the shares returned. Since the Company cannot predict the ultimate outcome, the 1,000,000 shares have been accounted for as outstanding and included in the common shares retained by Sucre stockholders. At the time of the reverse acquisition, Sucre had $690,000 in cash as reflected in the accompanying statements of stockholders deficit.

STOCK OPTION PLAN

On December 14, 2006, the Company established an incentive and non-statutory stock option plan. The plan is intended to further the growth and financial success of the Company by providing additional incentives to selected employees, directors, and consultants. Stock options granted under the Plan may be either “Incentive Stock Options,” or “Non-statutory Options” at the discretion of the Board of Directors. The total number of shares of Stock which may be purchased through exercise of Options granted under this Plan shall not exceed ten million (10,000,000) shares, they become exercisable over a period of no longer than five (5) years and no less than 20% of the shares covered thereby shall become exercisable annually. As of December 31, 2006, 1,990,000 options have been issued under the plan and thus 8,010,000 are still issuable.

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 14, 2006, the Company granted options to purchase 1,990,000 shares of common stock to various employees and consultants having a $2.00 exercise price. The value of the options granted was determined to be approximately $4,900,000 based on the Black-Scholes option pricing model using the following assumptions: volatility of 99%, expected life of five years, risk free interest rate of 4.73%, market price per share of $3.05, and no dividends. The Company is currently expensing the value of the common stock over the vesting period of two years for the employees. For non-employees the Company is revaluing the fair market value of the options at each reporting period. As of December 31, 2006, the value per the Black-Scholes option pricing model was immaterially different to the initial value calculated.

As of December 31, 2006, the Company amortized approximately $112,000 to general and administrative expense and $2,500 to project development expense. Related to these options, the Company will record future compensation expense of approximately $2,500,000 and $2,300,000 during the year ending December 31, 2007 and December 31, 2008, respectively. As of December 31, 2006, none of the options were vested and had an estimated remaining life of five years. In addition, the average fair market value of the Company's common stock on the date of grant was $3.05.

NOTE 5 -RELATED PARTY TRANSACTIONS

TECHNOLOGY AGREEMENT WITH ARKENOL, INC.

On March 1, 2006, the Company entered into a Technology License agreement with Arkenol, Inc. (“Arkenol”), which the Company's majority stockholder and other family members hold an interest in. Arkenol has its own management and board separate and apart from the Company. According to the terms of the agreement, the Company was granted an exclusive, non-transferable, North American license to use and to sub-license the Arkenol technology. The Arkenol Technology, converts cellulose and waste materials into Ethanol and other high value chemicals. As consideration for the grant of the license, the Company shall make a one time payment of $1,000,000 at first project construction funding and for each plant make the following payments: (1) royalty payment of 3% of the gross sales price for sales by the Company or its sub licensees of all products produced from the use of the Arkenol Technology (2) and a one time license fee of $40.00 per 1,000 gallons of production capacity per plant. According to the terms of the agreement, the Company made a one-time exclusivity fee prepayment of $30,000 during the period ended December 31, 2006. As of December 31, 2006, the amount has been reflected as a long-term prepaid asset as the Company does not expect to incur any liabilities under this agreement prior to one year from the balance sheet date. As of December 31, 2006, the Company had not incurred any liabilities related to the agreement.

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASSET TRANSFER AGREEMENT WITH ARK ENERGY, INC.

On March 1, 2006, the Company entered into an Asset Transfer and Acquisition Agreement with ARK Energy, Inc. (“ARK Energy”), which is owned (50%) by the Company's CEO and majority stockholder. ARK Energy has its own management and board separate and apart from the Company. Based upon the terms of the agreement, ARK Energy transferred certain rights, assets, work-product, intellectual property and other know-how on project opportunities that may be used to deploy the Arkenol technology (as described in the above paragraph). In consideration, the Company has agreed to pay a performance bonus of up to $16,000,000 when certain milestones are met. These milestones include transferee's project implementation which would be demonstrated by start of the construction of a facility or completion of financial closing which ever is earlier. The payment is based on ARK Energy's cost to acquire and develop 19 sites which are currently at different stages of development. As of December 31, 2006, the Company had not incurred any liabilities related to the agreement.

RELATED PARTY PROMISSORY NOTE

In addition, on December 12, 2006 the Company entered into a $90,000 promissory note with the Company's Chairman, CEO and majority stockholder. Under the terms of the note, the Company is to repay any principal balance within 30 days of receiving a qualified investment financing and a mandatory 10% interest fee of $9,000. As of December 31, 2006, the outstanding principal balance was $90,000 which is included in related party notes and accrued interest of $9,000. The principal balance and all accrued interest was paid in full in January 2007.

NOTE 6 - INCOME TAXES

Income tax reporting primarily relates to the business of the parent company Sucre which experienced a change in ownership on June 27, 2006. A change in ownership requires management to compute the annual limitation under Section 382 of the Internal Revenue Code. The amount of benefits the Company may receive from the operating loss carry forwards for income tax purposes is further dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined.

The Company's deferred tax assets consist of net operating loss carry forwards of approximately $346,000 and stock based compensation related to the issuance of common stock, options and warrants of approximately $177,000. Both items are considered long-term. For federal tax purposes these carry forwards expire in 20 years beginning in 2026 and for the State of California purposes they expire in five years beginning in 2011. A full valuation allowance has been placed on 100% of the Company's deferred tax assets as it cannot be determined if the assets will be ultimately used. During the period from Inception to December 31, 2006, the Company's valuation allowance increased by approximately $523,000.

In addition, the Company expects that Sucre is not current in their federal and state income tax filings. The Company has not determined how delinquent the filings are. However, the effect of non filing is not expected to be significant as Sucre has not had active operations for a significant period of time.

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SUBSEQUENT EVENTS

ISSUANCE OF COMMON STOCK RELATED TO EMPLOYMENT AGREEMENTS

In January 2007, the Company entered into an employment agreement with a key employee. The employment agreement can be cancelled upon a written notice by either employee or employer (if certain employee acts of misconduct are committed). The total aggregate amount due over the next twelve months is approximately $160,000 which includes compensation consisting of 10,000 shares of the Company's common stock valued at approximately $40,000 based on the closing market of the Company's common stock on the date of the agreement.

On February 12, 2007, the Company entered into an employment agreement with a key employee, and simultaneously entered into a consulting agreement with an entity controlled by such employee; both agreements were effective March 16, 2007, the employee's start date. Under the terms of the consulting agreement, the employee will receive a total of 50,000 shares of common stock vesting at the following periods; 12,500 shares February 12, 2007, 12,500 shares on June 1, September 1, and December 1, 2007. The value of the common stock due at contract signing was determined to be approximately $275,000 based on the closing market price of the Company's common stock on the date of the agreement and is being amortized over the vesting period.

PRIVATE OFFERING

On January 5, 2007, the Company completed a private offering of its stock, and entered into subscription agreements with four accredited investors. In this offering, the Company sold an aggregate of 278,500 shares of the Company's common stock at a price of $2.00 per share for total proceeds of $557,000. The shares of common stock were offered and sold to the investors in private placement transactions made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933. Costs associated with three of these offerings are included in the November 21, 2006 agreement mentioned in Note 3. In addition, the Company paid $12,500 in cash and issued 6,250 shares of their common stock as a placement fee for one of the subscription agreements.

RELATED PARTY PROMISSORY NOTE AND LINE OF CREDIT

On January 5, 2007 the Company entered into a $25,000 promissory note with the Company's Chairman, CEO and majority stockholder. Under the terms of the note, the Company is to repay any principal balance within 30 days of receiving a qualified investment financing and a maximum fee of $2,500. The principal balance and all accrued interest were paid in full during the month of January of 2007.

In addition in March 2007, the Company obtained a $1,500,000 line of credit from its Chairman/Chief Executive Officer and majority stockholder to provide additional liquidity to the Company as needed. The line of credit incurs interest at 10% per annum. The Company is to repay any principal balance and interest within 30 days of receiving qualified investment financing of $5,000,000 or more.

BLUEFIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.) AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OPTION TO PURCHASE LAND

On February 9, 2007, the Company paid a one time fee of $4,000 and signed a six-month option agreement to purchase 95 acres of vacant land in Lancaster, California for $95,000.

PROFESSIONAL SERVICES AGREEMENT

On February 15, 2007, the Company entered into a “professional services agreement” with a client. The Company was retained to develop, build and operate one or more facilities in the country of Sri Lanka to produce ethanol using the “Arkenol Technology” (see Note 5). The agreement shall begin upon the earlier of the client requesting to commence activities, or two hundred seventy days (270) from the date of the agreement. The agreement will terminate on the earlier of (i) non payment of the $100,000 initial retainer, (ii), five years from the date of the agreement, or (iii) the completion of the project.

DEPARTMENT OF ENERGY

In February 2007, the Company was awarded a grant for up to $40 million from the U.S. Department of Energy's (“DOE”) cellulosic ethanol grant program to develop a solid waste bio-refinery project at a landfill in Southern California.

CALIFORNIA ENERGY COMMISSION

In March 2007, the Company was selected to receive $1,000,000 in funding from the California Energy Commission (“CEC”). Under the DOE and CEC programs, the Company will be reimbursed for project specific costs including salaries, engineering, development, etc.

NOTE 8 – UNAUDITED SIGNIFICANT SUBSEQUENT EVENTS

SENIOR SECURED CONVERTIBLE NOTES PAYABLE

On August 21, 2007, the Company issued senior secured convertible notes aggregating a total of $2,000,000 with two institutional accredited investors. Under the terms of the notes, the Company is to repay any principal balance and interest, at 8% per annum, due August 21, 2009. On a quarterly basis, the Company has the option to pay interest due in cash or in stock. The senior secured convertible notes are secured by substantially all of the Company's assets. The total warrants issued pursuant to this transaction were 1,000,000 on a pro-rata basis to investors. These include class A warrants to purchase 500,000 shares of common stock at $5.48 per share and class B warrants to purchase an additional 500,000 shares of common stock at $6.32 per share. The warrants vest immediately and expire in three years. The convertible note holders have the option to convert the note into shares of the Company's common stock at $4.21 per share at any time prior to maturity. If, before maturity, the Company consummates a Financing of at least $10,000,000 then the principal and accrued but unpaid interest of the senior secured convertible notes shall be automatically converted into shares of the Company's common stock at $4.21 per share.

The fair value of the warrants was approximately $3,500,000 as determined by the Black-Scholes option pricing model using the following weighted-average assumptions: volatility of 118%, risk-free interest rate of 4.05%, dividend yield of 0% and a term of three years. The proceeds were allocated between the convertible note payable and the warrants issued to the convertible note holders based on their relative fair values and resulted in $728,571 being allocated to the senior secured convertible promissory notes and $1,279,429 allocated to the warrants. The resulting discount will be amortized over the life of the notes.

In accordance with EITF 98-05 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, as amended by EITF 00-27, the Company calculated the value of the beneficial conversion feature to be approximately $3,500,000 of which approximately $728,000 was allocated to the beneficial conversion feature resulting in 100% discount to the convertible promissory notes. During the nine months ended September 30, 2007, the Company amortized approximately $107,000 of the discount related to the warrants and beneficial conversion feature to interest expense.

In addition, the Company entered into a registration rights agreement with the holders of the senior secured convertible notes agreement whereby the Company is required to file an initial registration statement on Form SB-2 (or another applicable registration form) with the Securities and Exchange Commission in order to register the resale of the maximum amount of common stock underlying the secured convertible notes within 120 days of the Exchange Agreement (December 19, 2007). The registration statement must then be declared effective no later than 90 calendar days (March 18, 2008) from the initial filing date.

In the event the Company fails to file a registration statement within the 120 day period, the Company must pay the holder 3% of the face amount as liquidated damages. In the event that the Company fails to have the registration statement declared effective by the SEC by the dates described above, or fails to maintain on the registration statement the effectiveness of the registration statement thereafter, then the Company must pay the Holders an amount equal to 2% of the aggregate purchase price paid by each Holder, for each month the registration statement remains uncured. In addition, if the Company does not complete a qualified financing within 120 days of the Exchange Agreement (December 19, 2007), the Company must pay the holder an additional 1% of the face amount as liquidated damages. Liquidated damages cannot exceed 15% of the face amount of the senior secured convertible notes. No accrual has been made to the accompanying financial statements as management does not believe that such damages are probable of being incurred.

In connection with the December Private Placement, we modified the conversion price of our previously issued 8% Senior Secured Convertible Promissory Notes (“Convertible Notes”) from $4.21 to $2.90 per share. We also modified the exercise price of the class “A” and class “B” warrants issued with the Convertible Notes from $5.48 and $6.32, respectively to $2.90 per shares. The Company is currently assessing the impact of the transaction on their consolidated financial statements and expects to record additional interest expense related to the modifications.

On December 14, 2007, the holders of the Convertible Notes converted their outstanding principal balance of $2,000,000 into 700,922 shares of common stock, including accrued interest of $33,333 which we will pay in common stock

EQUITY OFFERING

On December 14, 2007, we consummated an agreement to issue up to 5,740,741 shares of common stock and warrants to purchase 5,740,741 shares of common stock for net proceeds of $14,450,000 (the “December Private Placement”). The warrants have an exercise price of $2.90 per share and expire five years from the date of issuance. The Company is currently assessing the impact of the transaction on their consolidated financial statements.

In addition, the Company entered into a registration rights agreement with the investors whereby the Company is required to file an initial registration statement on Form SB-2 (or another applicable registration form) with the SEC in order to register the resale of the above common stock and warrants to purchase common stock. The registration statement is required to be filed within 45 days from December 14, 2007. The registration statement must then be declared effective no later than 150 calendar days (May 12, 2008) from the initial filing date.

In the event the Company fails to file its initial registration statement within the 45 day period or, in the event that the Company fails to have the registration statement declared effective by the SEC by the dates described above, then the Company must pay the investors certain liquidated damages.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)

BALANCE SHEET
(UNAUDITED)

September 30, 2007

ASSETS (Note 5)

Current assets:
Cash and cash equivalents	$1,354,215
Prepaid expenses	34,479

Total current assets	1,388,694

Prepaid fees to related party	30,000
Property, plant and equipment, net	2,212
Debt issuance costs	196,376

Total assets	$1,617,282

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$333,972
Accrued liabilities	79,315
Accrued interest	25,141
Accrued interest to related parties	26,601
Related party line of credit	593,100
Convertible notes payable, net	388,317

Total current liabilities	1,446,446

Senior secured convertible notes payable, net	106,849

Total liabilities	1,553,295

Commitments and contingencies (Note 3)	-

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued and outstanding	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 21,603,514 shares issued and outstanding	21,603
Additional paid-in capital	8,322,900
Deficit accumulated during the development stage	(8,280,516)

Total stockholders’ equity	63,987

Total liabilities and stockholders’ equity	$1,617,282

See accompanying notes to consolidated financial statements.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Nine Months Ended September 30, 2007	From March 28, 2006 (Inception) Through September 30, 2006	From March 28, 2006 (Inception) Through September 30, 2007

Revenues	$-	$-	$-

Operating expenses:
Project development	2,558,459	211,756	3,024,461
General and administrative	3,562,441	254,760	4,645,636

Total operating expenses	6,120,900	466,516	7,670,097

Operating loss	(6,120,900)	(466,516)	(7,670,097)

Other income and (expense):
Other income	288	2,800	3,088
Financing related charge	(211,660)	-	(211,660)
Amortization of debt discount	(338,505)	-	(338,505)
Interest expense	(18,682)	-	(18,682)
Related party interest expense	(35,560)	-	(44,660)

Net loss	$(6,725,019)	$(463,716)	$(8,280,516)

Basic and diluted loss per common share	$(0.31)	$(0.02)
Weighted average common shares outstanding, basic and diluted	21,512,081	19,057,447

See accompanying notes to consolidated financial statements.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT – STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(UNAUDITED)

	Common Stock		Additional Paid-in	Deficit Accumulated During the Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Balances at December 31, 2006	21,125,764	$21,126	$1,382,390	$(1,555,497)	$(151,981)
January 2007, private offering at $2.00 per share to unrelated individuals, including costs associated with private placement of 6,250 shares and $12,500 cash paid	284,750	285	755,875	-	756,160
Share based compensation related to employment agreement in January 2007 $3.99 per share (Note 4)	10,000	10	39,890	-	39,900
Common shares issued for services in February 2007 at$5.92 per share (Note 4)	37,500	38	138,837	-	138,875
Adjustment to record remaining value of warrants at $4.70 per share issued for services in February 2007 (Note 4)	-	-	158,118	-	158,118
Common shares issued for services in March 2007 at $7.18 per share (Note 4)	37,500	37	269,213	-	269,250
Value of warrants at $6.11 for services vested in March 2007 (Note 4)	-	-	305,307	-	305,307
Value of warrants at $5.40 for services vested in June2007 (Note 4)	-	-	269,839	-	269,839
Common shares issued for services in June 2007 at $6.25 per share (Note 4)	37,500	37	234,338	-	234,375
Share based compensation related to employment agreement in February 2007 $5.52 per share (Note 4)	37,500	37	227,883	-	227,920
Common Shares issued for services in August 2007 at $5.07 per share	13,000	13	65,901	-	65,914
Share based compensation related to options (Note 4)	-	-	1,995,615	-	1,995,615
Value of warrants in August, 2007 for services at $4.18	-	-	107,459	-	107,459
Relative fair value of warrants associated with convertible note agreements	-	-	332,255	-	332,255
Share issued under Stock option agreement at $2.00 per share	20,000	20	39,980	-	40,000
Allocation of warrant and beneficial conversion feature on senior secured convertible notes payable	-	-	2,000,000	-	2,000,000
Net loss	-	-	-	(6,725,019)	(6,725,019)

Balances at September 30, 2007 (unaudited)	21,603,514	$21,603	$8,322,900	$(8,280,516)	$63,987

See accompanying notes to consolidated financial statements.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT – STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30, 2007	From March 28, 2006 (Inception) Through September 30, 2006	From March 28, 2006 (Inception) Through September 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,725,019)	$(463,716)	$(8,280,516)
Adjustments to reconcile net loss to net cash used in operating activities:
Founders' shares	-	17,000	17,000
Costs associated with purchase of Sucre Agricultural Corp	-	(3,550)	(3,550)
Amortization of debt discount	338,504	-	338,504
Discount on sale of stock associated with private placement	211,660	-	211,660
Share-based compensation	3,705,114	-	4,405,180
Depreciation	260	-	260
Changes in operating assets and liabilities:	-	-	-
Prepaid fees to related party	-	(30,000)	(30,000)
Prepaid expenses and other current assets	(34,479)	-	(34,479)
Debt placement costs	-	-	-
Accounts payable	267,023	63,940	333,970
Accrued liabilities	86,762	21,000	104,456
Accrued interest to related party	26,601	-	35,701

Net cash used in operating activities	(2,123,574)	(395,326)	(2,901,814)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(2,471)	-	(2,471)
	(2,471)	-	(2,471)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received in acquisition of Sucre Agricultural Corp.	-	690,000	690,000
Proceeds from sale of stock through private placement	544,500	-	544,500
Proceeds from exercise of stock options	40,000	-	40,000
Net proceeds from convertible notes payable	2,400,000	-	2,400,000
Proceeds from related party notes	25,000	-	116,000
Proceeds from related party line of credit	592,000	1,000	592,000
Repayment of related party notes and line of credit	(124,000)	-	(124,000)

Net cash provided by financing activities	3,477,500	691,000	4,258,500

Net decrease in cash and cash equivalents	1,351,455	295,674	1,354,215

Cash and cash equivalents, beginning of period	2,760	-	-

Cash and cash equivalents, end of period	$1,354,215	$295,674	$1,354,215

Supplemental disclosures of cash flow information Cash paid during the period for:
Interest	$11,600	$-	$11,600
Income taxes	$800	$-	$800

See accompanying notes to consolidated financial statements.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

BlueFire Ethanol, Inc. (“BlueFire”) was incorporated in the state of Nevada on March 28, 2006 (“Inception”). BlueFire was established to deploy the commercially ready and patented process for the conversion of cellulosic waste materials to ethanol (“Arkenol Technology”) under a technology license agreement with Arkenol, Inc. (“Arkenol”). BlueFire's use of the Arkenol Technology positions it as a cellulose-to-ethanol company with demonstrated production of ethanol from urban trash (post-sorted “MSW”), rice and wheat straws, wood waste and other agricultural residues. The Company's goal is to develop and operate high-value carbohydrate-based transportation fuel production facilities in North America, and to provide professional services to such facilities worldwide. These “biorefineries” will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues, and cellulose from MSW into ethanol.

On June 27, 2006, BlueFire completed a reverse acquisition of Sucre Agricultural Corp. (“Sucre”), a Delaware corporation. At the time of acquisition, Sucre had no operations, revenues or liabilities. The only asset possessed by Sucre was $690,000 in cash which was included in the acquisition. Sucre was considered a blank-check company prior to the acquisition. In connection with the acquisition Sucre issued BlueFire 17,000,000 shares of common stock, approximately 85% of the outstanding common stock of Sucre, for all the issued and outstanding BlueFire common stock. The Sucre stockholders retained 4,028,264 shares of Sucre common stock.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Managements' Plans

The Company is a development-stage company which has incurred losses since inception. Management has funded operations primarily through proceeds received in connection with the reverse merger, loans from its majority stockholder, the private placement of the Company's common stock in January 2007, and the issuance of convertible notes with warrants in July and in August 2007. In order for the Company's operations to continue, management will need to generate revenues from their intended operations sufficient to meet the Company's anticipated cost structure. The Company may encounter difficulties in establishing these operations due to the time frame of developing, constructing and ultimately operating the planned bio-refinery projects.

As of September 30, 2007, the Company has a working capital deficit of approximately $57,752. In July and August 2007, the Company obtained $500,000 and $2,000,000 respectively, through the issuance of convertible promissory notes with warrants. In addition, the Company raised gross proceeds in December 2007 of $14,500,000 through the sale of common stock. The proceeds received are expected to be used in operations, and in funding plant design and development costs. Management has estimated that operating expenses for the period from October 2007 to December 2007 will approximate roughly $400,000, excluding engineering costs related to the development of bio-refinery projects. Although the cost of construction is not readily determinable, the Company estimates the cost to be approximately $30 million for this first plant. The Company is currently in discussions with potential sources of financing for this facility but no definitive agreements are in place.

In February 2007, the Company was awarded a grant for up to $40 million from the U.S. Department of Energy's (“DOE”) cellulosic ethanol grant program to develop a solid waste bio-refinery project at a landfill in Southern California, see Note 7 for additional information. In March 2007, the Company was selected to receive a grant of approximately $1,000,000 in funding from the California Energy Commission (“CEC”). Under the DOE and CEC programs, the Company may be reimbursed for project specific costs including salaries, engineering, development, etc. However, the final provisions of the contracts have not been determined.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is in the process of reviewing terms for proposed financings to replace the line of credit provided by the Chief Executive Officer, repay the convertible promissory notes, and to fund the construction of their first plant in Lancaster, California. Management believes its plans will enable the Company to operate in the normal course of business until March 31, 2008.

BASIS OF PRESENTATION

The accompanying unaudited interim financial statements have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and disclosures normally included in the annual financial statements prepared in accordance with the accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these financial statements have been included. Such adjustments consist of normal recurring adjustments. These interim financials statements should be read in conjunction with the audited financial statements of the Company for the period ended December 31, 2006.

The results of operations for the nine-months ended September 30, 2007, are not necessarily indicative of the results that may be expected for the full year.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

REVENUE RECOGNITION

The Company is currently a developmental-stage company. The Company will recognize revenues from 1) consulting services rendered to potential sub licensees for development and construction of cellulose to ethanol projects, 2) sales of ethanol from its production facilities when (a) persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

PROJECT DEVELOPMENT

Project development costs are either expensed or capitalized. The costs of materials and equipment that will be acquired or constructed for project development activities, and that have alternative future uses, both in project development, marketing or sales, will be classified as property and equipment and depreciated over their estimated useful lives. To date, project development costs include the research and development expenses related to the Company's future cellulose-to-ethanol production facilities. During the nine months ended September 30, 2007, the Company expensed all costs related to the facility development.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

The Company accounts for income taxes in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 109 “Accounting for Income Taxes.” SFAS No. 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carry forwards.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments consist of cash, cash equivalents and accounts payable. The related party note and line of credit cannot be evaluated because this is not an arms-length transaction.

LOSS PER COMMON SHARE

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statement of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. As of September 30, 2007, the Company had 1,970,000 options, 1,423,731 warrants and 475,060 conversion shares from senior secured convertible notes to purchase an aggregate of 3,868,791 shares of common stock that were excluded from the calculation of diluted loss per share as their effects would have been anti-dilutive. There were no dilutive securities outstanding as of September 30, 2006.

CONCENTRATIONS OF CREDIT RISK

The Company, at times, maintains cash balances at certain financial institutions in excess of amounts insured by federal agencies.

DEBT ISSUANCE COSTS

Debt issuance costs represent costs incurred related to the Company's senior secured convertible note payable. These costs are being amortized over the term of the note using the effective interest method.

SHARE-BASED PAYMENTS

The Company accounts for stock options issued to employees and consultants under SFAS No. 123(R), “Share-Based Payment”. Under SFAS 123(R), share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite service period. Share based compensation cost to consultants is measured on a quarterly basis using the Black-Scholes option model. The Company has no awards with market or performance conditions.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company measures compensation expense for its non-employee stock-based compensation under the FASB Emerging Issues Task Force (“EITF”) Issue No. 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”). The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

On July 7, 2007, the Company entered into an agreement with two Directors to serve on the Company's Board of Directors. Under the terms of the agreement the individuals will receive annual compensation in the amount of $5,000 and a one-time grant of 5,000 shares of the Company's common stock. The common shares vest immediately. In addition, the Company renewed three of its existing Directors appointment, issued 1,000 shares to each and paid $5,000 to the one outside member. Pursuant to the Board of Director agreements, the Company's “in-house” Board of Directors members (CEO and Vice-President) waived their annual cash compensation of $5,000. The value of the common stock granted was determined to be approximately $66,000 based on the fair market value of the Company's common stock of $5.07 on the date of the grant. As of September 30, 2007, the Company expensed all of the costs approximating $81,000 to general and administrative expenses.

OPTION TO PURCHASE LAND

On February 9, 2007, the Company paid a onetime fee of $4,000 and signed a six-month option agreement to purchase 95 acres of vacant land in Lancaster, California for $95,000. On August 21, 2007, the Company made an additional deposit of $1,500 to open escrow. Subsequent to September 30, 2007, the Company exercised the option to purchase the land, see Note 7.

PROFESSIONAL SERVICES AGREEMENTS

On February 26, 2007, the Company entered into an agreement with an engineering firm, whereby the engineering firm will prepare a design basis for a facility comprising a capacity of 2.5 to 9 million gallons per year as specified by the Company, incorporating cellulosic ethanol process technology and the Arkenol Technology. As of September 30, 2007, the Company has incurred total costs of approximately $613,000 of which all were expensed to project development costs in the statement of operations.

NOTE 4 -STOCKHOLDERS' EQUITY

STOCK OPTION PLAN

On December 14, 2006, the Company's Board of Directors and stockholders approved the Company's 2006 Incentive and Non-statutory Stock Option Plan authorizing the issuance of options to purchase 10,000,000 shares of the Company's common stock. See Note 7 for discussion of subsequent event related to the modification of the Company's 2006 Incentive and Non-statutory Stock Option Plan. In addition on December 14, 2006, the Company granted options to purchase 1,990,000 shares of common stock to various employees and consultants having a $2.00 exercise price. The Company accounts for the stock options to consultants under the provisions of EITF 96-18. Transactions involving the plan are summarized as follows:

Option Shares:

Outstanding January 1, 2007	1,990,000
Exercised during the period	(20,000)
Outstanding September 30, 2007	1,970,000

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the nine months ended September 30, 2007, the Company amortized stock based compensation, including consultants, of approximately $1,119,000 to general and administrative expenses and $876,000 to project development expenses. Related to these options, the Company will record future employee compensation expense of approximately $570,000 and $2,300,000 during the years ending December 31, 2007 and December 31, 2008, respectively.

In accordance with EITF 96-18, as of September 30, 2007, the options awarded to consultants we re-valued using the Black-Scholes option pricing model with the following assumptions: volatility of 120%, expected life of four years, risk free interest rate of 3.97% and no dividends.

Private Offering

On January 5, 2007, the Company completed a private offering of its stock, and entered into subscription agreements with four accredited investors. In this offering, the Company sold an aggregate of 278,500 shares of the Company's common stock at a price of $2.00 per share for total proceeds of $557,000. The shares of common stock were offered and sold to the investors in private placement transactions made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933. In addition, the Company paid $12,500 in cash and issued 6,250 shares of their common stock as a finder's fee. The common stock was sold at a significant discount to the quoted market price of the Company's common stock. Thus, the Company calculated the excess discount associated with the sale of their stock at approximate $0.76 per share. The Company expensed approximately $211,000 to the accompanying statement of operations during the nine months ended September 30, 2007.

ISSUANCE OF COMMON STOCK RELATED TO EMPLOYMENT AGREEMENTS

In January 2007, the Company issued 10,000 shares of common stock to an employee in connection with an employment agreement. The shares were valued on the initial date of employment at $40,000 based on the closing market of the Company's common stock on that date. The Company expensed the value of the common stock within project development on the accompanying statement of operations during the nine months ended September 30, 2007.

On February 12, 2007, the Company entered into an employment agreement with a key employee, and simultaneously entered into a consulting agreement with an entity controlled by such employee; both agreements were effective March 16, 2007. Under the terms of the consulting agreement, the consulting entity received 50,000 restricted shares of the Company's common stock. The common stock was valued at approximately $276,000 based on the closing market price of the Company's common stock on the date of the agreement. The shares vest in equal quarterly installments on February 12, 2007, June 1, September 1, and December 1, 2007. The Company is amortizing the fair value of the common stock over the vesting period. During the nine months ended September 30, 2007, the Company recorded approximately $24,000 in project development and $204,000 within general and administrative expenses as compensation expense on the accompanying statement of operations.

PRIVATE PLACEMENT AGREEMENTS

During the nine months ending September 30, 2007, the Company has entered into various placement agent agreements, whereby payments are only ultimately due if capital is raised. The debt issuance fees discussed below were paid in connection with one of these agreements. As of September 30, 2007, no amounts are due under the agreements.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INVESTOR RELATIONS AGREEMENT

On November 21, 2006, the Company entered into an agreement with a consultant. Under the terms of the agreement, the Company is to receive investor relations and support services in exchange for a monthly fee of $7,500, 150,000 shares of common stock, warrants to purchase 200,000 shares of common stock at $5.00 per share, expiring in five years, and the reimbursement of certain travel expenses. The common stock and warrants vested in equal amounts on November 21, 2006, February 1, 2007, April 1, 2007 and June 1, 2007. The Company accounts for the agreement under the provisions of EITF 96-18. The Company revalued the shares on June 1, 2007, vesting date, and recorded an additional adjustment of $234,375. On June 1, 2007 the warrants were also revalued at $5.40 per share based on the Black-Scholes option pricing method using the following assumptions: volatility of 129%, expected life of four and a half years, risk free interest rate of 4.97% and no dividends. During the nine months ended September 30, 2007, total compensation expense related to the common stock and warrants was $504,214 and $1,375,957 respectively, which is recorded within operating expenses on the accompanying consolidated statement of operations.

NOTE 5 -CONVERTIBLE NOTES PAYABLE

CONVERTIBLE NOTES PAYABLE

On July 13, 2007, the Company issued several convertible notes aggregating a total of $500,000 with seven accredited investors including $25,000 from the Company's Chief Financial Officer. Under the terms of the notes, the Company is to repay any principal balance and interest, at 10% per annum within 120 days of the note. The holders also receive warrants to purchase common stock at $5.00 per share. The warrants vest immediately and expire in five years. The total warrants issued pursuant to this transaction were 200,000 on a pro-rata basis to investors. The convertible promissory notes are only convertible into shares of the Company's common stock in the event of a default. The conversion price is determined based on one third of the average of the last-trade prices of the Company's common stock for the ten trading days preceding the default date. Subsequent to September 30, 2007, the Company repaid the convertible promissory notes, see Note 7.

The fair value of the warrants was $990,367 as determined by the Black-Scholes option pricing model using the following weighted-average assumptions:  volatility of 113%, risk-free interest rate of 4.94%, dividend yield of 0%, and a term of five years.

The proceeds were allocated between the convertible notes payable and the warrants issued to the convertible note holders based on their relative fair values and resulted in $167,745 being allocated to the convertible notes and $332,255 allocated to the warrants. The amount allocated to the warrants resulted in a discount to the convertible notes. The Company is amortizing the discount over the term of the convertible notes. During the nine months ended September 30, 2007, the Company amortized approximately $220,000 of the discount to interest expense.

In accordance with EITF 98-05 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company calculated the value of the beneficial conversion feature to be approximately $332,000 of which $167,744 was allocated to the convertible notes. However, since the convertible notes are only convertible upon a contingent event, the value will not be recorded until such event is triggered. Subsequent to September 30, 2007, all principal and accrued interest was returned to the investors, see Note 7.

SENIOR SECURED CONVERTIBLE NOTES PAYABLE

On August 21, 2007, the Company issued senior secured convertible notes aggregating a total of $2,000,000 with two institutional accredited investors. Under the terms of the notes, the Company is to repay any principal balance and interest, at 8% per annum, due August 21, 2009. On a quarterly basis, the Company has the option to pay interest due in cash or in stock. The senior secured convertible notes are secured by substantially all of the Company's assets. The total warrants issued pursuant to this transaction were 1,000,000 on a pro-rata basis to investors. These include class A warrants to purchase 500,000 shares of common stock at $5.48 per share and class B warrants to purchase an additional 500,000 shares of common stock at $6.32 per share. The warrants vest immediately and expire in three years. The convertible note holders have the option to convert the note into shares of the Company's common stock at $4.21 per share at any time prior to maturity. If, before maturity, the Company consummates a Financing of at least $10,000,000 then the principal and accrued but unpaid interest of the senior secured convertible notes shall be automatically converted into shares of the Company's common stock at $4.21 per share.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the warrants was approximately $3,500,000 as determined by the Black-Scholes option pricing model using the following weighted-average assumptions: volatility of 118%, risk-free interest rate of 4.05%, dividend yield of 0% and a term of three years. The proceeds were allocated between the convertible note payable and the warrants issued to the convertible note holders based on their relative fair values and resulted in $728,571 being allocated to the senior secured convertible promissory notes and $1,279,429 allocated to the warrants. The resulting discount will be amortized over the life of the notes.

In accordance with EITF 98-05 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, as amended by EITF 00-27, the Company calculated the value of the beneficial conversion feature to be approximately $3,500,000 of which approximately $728,000 was allocated to the beneficial conversion feature resulting in 100% discount to the convertible promissory notes. During the nine months ended September 30, 2007, the Company amortized approximately $107,000 of the discount related to the warrants and beneficial conversion feature to interest expense.

In addition, the Company entered into a registration rights agreement with the holders of the senior secured convertible notes agreement whereby the Company is required to file an initial registration statement on Form SB-2 (or another applicable registration form) with the Securities and Exchange Commission in order to register the resale of the maximum amount of common stock underlying the secured convertible notes within 120 days of the Exchange Agreement (December 19, 2007). The registration statement must then be declared effective no later than 90 calendar days (March 18, 2008) from the initial filing date.

In the event the Company fails to file a registration statement within the 120 day period, the Company must pay the holder 3% of the face amount as liquidated damages. In the event that the Company fails to have the registration statement declared effective by the SEC by the dates described above, or fails to maintain on the registration statement the effectiveness of the registration statement thereafter, then the Company must pay the Holders an amount equal to 2% of the aggregate purchase price paid by each Holder, for each month the registration statement remains uncured. In addition, if the Company does not complete a qualified financing within 120 days of the Exchange Agreement (December 19, 2007), the Company must pay the holder an additional 1% of the face amount as liquidated damages. Liquidated damages cannot exceed 15% of the face amount of the senior secured convertible notes. No accrual has been made to the accompanying financial statements as management does not believe that such damages are probable of being incurred. See Note 7 for discussion of subsequent events.

DEBT ISSUANCE COSTS

Debt issuance fees and expenses of approximately $207,000 have been incurred in connection with the senior secured convertible note. These fees consist of a cash payment of $100,000 and the issuance of warrants to purchase 23,731 shares of common stock. The warrants have an exercise price of $5.45, vest immediately and expire in five years. The warrants were valued at approximately $107,000 as determined by the Black-Scholes option pricing model using the following weighted-average assumptions: volatility of 118%, risk-free interest rate of 4.05%, dividend yield of 0% and a term of five years. These costs are being deferred and amortized over the term of the note. During the nine months ended September 30, 2007, the Company amortized approximately $11,000 of the debt issuance costs to interest expense.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY

 (A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 -RELATED PARTY TRANSACTION

RELATED PARTY LINE OF CREDIT

In March 2007, the Company obtained a line of credit in the amount of $1,500,000 from its Chairman/Chief Executive Officer and majority stockholder to provide additional liquidity to the Company as needed. Under the terms of the note, the Company is to repay any principal balance and interest, at 10% per annum, within 30 days of receiving qualified investment financing of $5,000,000 or more. As of September 30, 2007, the balance of the outstanding line of credit was $617,000 which included accrued interest of approximately $25,000. In addition, as of September 30, 2007 $907,000 was available on the line of credit.

NOTE 7 -SUBSEQUENT EVENTS

AMENDED AND RESTATED 2006 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN

On October 16, 2007, the Board of Directors reviewed the Corporation's 2006 Incentive and Non-statutory Stock Option Plan. As such, it determined that the plan was to be used as a comprehensive equity incentive program for which the Board of Directors serves as the plan administrator; and therefore added the ability to grant restricted stock awards under the Plan.

Under the Amended and Restated Plan, an eligible person in the Corporation's service may acquire a proprietary interest in the Corporation in the form of shares or an option to purchase shares of the Corporation's common stock. The amendment includes certain previously granted restricted stock awards as having been issued under the Amended and Restated Plan.

PAYMENT OF CONVERTIBLE PROMISSORY NOTE

On November 7, 2007, the Company re-paid all of its 10% convertible promissory notes issued July 13, 2007 to all its private investors totaling approximately $516,000, including interest of approximately $16,000.

EXERCISE OF LAND OPTION

On November 9, 2007, the Company issued a check in the amount of $96,851, towards the purchase of the Lancaster land totaling a purchase price of approximately $103,000.

DEPARTMENT OF ENERGY AWARD 1

On or around October 4, 2007, the Company finalized Award 1 for a total approved budget of just under $10 million with the DOE. This award is a 60%/40% cost share, whereby 40% of approve costs may be reimbursed by the Department of Energy pursuant to the total $40 million award announced in February 2007.

EQUITY OFFERING

On December 14, 2007, we consummated an agreement to issue up to 5,740,741 shares of common stock and warrants to purchase 5,740,741 shares of common stock for net proceeds of $14,450,000 (the “December Private Placement”). The warrants have an exercise price of $2.90 per share and expire five years from the date of issuance. The Company is currently assessing the impact of the transaction on their consolidated financial statements.

In addition, the Company entered into a registration rights agreement with the investors whereby the Company is required to file an initial registration statement on Form SB-2 (or another applicable registration form) with the SEC in order to register the resale of the above common stock and warrants to purchase common stock. The registration statement is required to be filed within 45 days from December 14, 2007. The registration statement must then be declared effective no later than 150 calendar days (May 12, 2008) from the initial filing date.

In the event the Company fails to file its initial registration statement within the 45 day period or, in the event that the Company fails to have the registration statement declared effective by the SEC by the dates described above, then the Company must pay the investors certain liquidated damages.

MODIFICATION AND CONVERSION OF SENIOR SECURED CONVERTIBLE NOTES PAYABLE

In connection with the December Private Placement, we modified the conversion price of our previously issued 8% Senior Secured Convertible Promissory Notes (“Convertible Notes”) from $4.21 to $2.90 per share. We also modified the exercise price of the class “A” and class “B” warrants issued with the Convertible Notes from $5.48 and $6.32, respectively to $2.90 per share. The Company is currently assessing the impact of the transaction on their consolidated financial statements. The Company expects to record additional interest expense related to the modifications.

On December 14, 2007, the holders of the Convertible Notes converted their outstanding principal balance of $2,000,000 and accrued interest of $33,333 into 700,922 shares of common stock.

BlueFire Ethanol Fuels, Inc.

13,488,511 Shares

__________________________

PROSPECTUS

__________________________

December 19, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Company's Amended and Restated Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

The Company's Amended and Restated Articles of Incorporation further provides the following indemnifications:

(a) a director of the Corporation shall not be personally liable to the Corporation or to its shareholders for damages for breach of fiduciary duty as a director of the Corporation or to its shareholders for damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts revolving around any unlawful distribution or contribution; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If Nevada Law is hereafter amended to eliminate or limit further liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of Nevada Law as so amended. Any repeal or modification of the indemnification provided in these Articles shall not adversely affect any right or protection of a director of the Corporation under these Articles, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this limitation of liability, prior to such repeal or modification.

(b) the Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to attorney's fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, fiduciary, or agent and that person's estate and personal representative to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the registration of the shares is as follows:

SEC Registration	$2,500
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$50,000
Printing Costs	$2,500
Miscellaneous Expenses	$10,000

Total	$75,000

Item 26. Recent Sales of Unregistered Securities.

In March 2006, upon incorporation, we issued 10,000 shares of $1.00 par value common stock to various individuals. In connection with the Reverse Merger, these individuals received an aggregate of 17,000,000 shares of our restricted common stock.

Prior to the Reverse Merger, Sucre entered into an agreement with two related investors for the sale of 3,000,000 free trading shares of the Sucre’s common stock for gross proceeds of $1,000,000. The previous management of Sucre erroneously issued 4,000,000 shares of the Sucre’s common stock to the investors. To date, the excess shares of 1,000,000 have not been returned to the transfer agent. We have demanded the return of the 1,000,000 and are actively pursuing every possible channel to get the shares returned. Since we cannot predict the ultimate outcome, the 1,000,000 shares have been accounted for as outstanding and included in the common shares retained by Sucre’s stockholders. These securities were issued exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act of 1933 as amended.

Convertible Notes Payable

On July 13, 2007, we issued several convertible notes aggregating a total of $500,000 with seven accredited investors, including $25,000 from our Chief Financial Officer. Under the terms of the notes, we are required to repay any principal balance and interest, at 10% per annum within 120 days of the note. The convertible promissory note is convertible only upon default. The holders also received warrants to purchase common stock at $5.00 per share. The warrants vest immediately and expire in five years. The total warrants issued pursuant to this transaction were 200,000 on a pro-rata basis to investors. The convertible promissory notes are only convertible into shares of our common stock in the event of a default. The conversion price is determined based on one third of the average of the last-trade prices of our common stock for the ten trading days preceding the default date. On November 7, 2007, we re-paid all of our 10% convertible promissory notes dated July 13, 2007, to all our private investors, totaling approximately $516,000, including interest of approximately $16,000. This private offering was completed as an offering exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

Senior Secured Convertible Notes Payable

On August 21, 2007, we issued senior secured convertible notes (the “Convertible Notes”) aggregating a total of $2,000,000 with two institutional accredited investors. Under the terms of the Convertible Notes, we are required to repay any principal balance and interest, at 8% per annum, due August 21, 2009. On a quarterly basis, we have the option to pay interest due in cash or in stock. The Convertible Notes are secured by substantially all of our assets. The total warrants issued pursuant to this transaction were 1,000,000 on a pro-rata basis to investors. These include class A warrants to purchase 500,000 common stock at $5.48 per share and class B warrants to purchase an additional 500,000 shares of common stock at $6.32 per share. The warrants vest immediately and expire in three years. The holders of the Convertible Notes have the option to convert the Convertible Notes into shares of our common stock at $4.21 per share at any time prior to maturity. If, before maturity, we consummate a financing of at least $10,000,000, then the principal and accrued unpaid interest of the Convertible Notes shall be automatically converted into shares of our common stock at $4.21 per share. In addition, we entered into a registration rights agreement with the holders of the Convertible Notes whereby we are required to file an initial registration statement on Form SB-2 or Form S-3 with the SEC in order to register the resale of the maximum amount of common stock underlying the Convertible Notes within 120 days of the agreement (December 19, 2007). The registration statement must then be declared effective no later than 90 calendar days (March 18, 2008), in the event of a full or no review by the SEC, days from the initial filing date.

In the event that we fail to file a registration statement within the 120 day period, we must pay the holder 3% of the face amount as liquidated damages. In the event that we fail to have the registration statement declared effective by the SEC by the dates described above, or fail to maintain on the registration statement the effectiveness of the registration statement thereafter, then we must pay the holders an amount equal to 2% of the aggregate purchase price paid by each holder, for each month the registration statement remains uncured. In addition, if we do not complete a qualified financing within 120 days of the a (December 19, 2007), we must pay the holder an additional 1% of the face amount as liquidated damages. Liquidated damages cannot exceed 15% of the face amount of the Convertible Notes. No accrual has been made to the accompanying financial statements as management does not believe that such damages are probable of being incurred.

On December 14, 2007, we consummated an agreement to issue up to 5,740,741 shares of common stock and warrants to purchase 5,740,741 shares of common stock for net proceeds of $14,450,000 (the “December Private Placement”). The warrants have an exercise price of $2.90 per share and expire five years from the date of issuance.

In connection with the December Private Placement, we modified the conversion price of our previously issued 8% Senior Secured Convertible Promissory Notes (“Convertible Notes”) from $4.21 to $2.90 per share. We also modified the exercise price of the class “A” and class “B” warrants issued with the Convertible Notes from $5.48 and $6.32, respectively to $2.90 per share.

On December 14, 2007, the holders of the Convertible Notes converted their outstanding principal balance of $2,000,000 and accrued interest of $33,333 into 700,922 shares of common stock.

Equity Offering

On December 14, 2007, the Company consummated an agreement to issue up to 5,740,741 shares of common stock and warrants to purchase 5,740,741 shares of common stock for aggregate proceeds of $14,450,000. The warrants have an exercise price of $2.90 per share and expire five years from the date of issuance.

In addition, the Company entered into a registration rights agreement with the investors whereby the Company is required to file an initial registration statement on Form SB-2 (or another applicable registration form) with the SEC in order to register the resale of the above common stock and warrants to purchase common stock. The registration statement is required to be filed within 45 days from December 14, 2007. The registration statement must then be declared effective no later than 150 calendar days (May 12, 2008) from the initial filing date.

The Company also agreed to register the conversion shares and shares underlying the warrants issued in connection with its previously Convertible Notes. The details of the registration rights of the Convertible Notes can be found in the Company’s August 28, 2007 8-K.

In the event the Company fails to file its initial registration statement within the 45 day period or, in the event that the Company fails to have the registration statement declared effective by the SEC by the dates described above, then the Company must pay the investors certain liquidated damages.

Item 27. Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement and Plan of Reorganization dated May 31, 2006, filed December 13, 2006.(1)

3.1	Amended and Restated Articles of Incorporation dated July 2, 2006, filed December 13, 2006.(1)

3.2	Amended and Restated Bylaws dated May 27, 2006, filed December 13, 2006.(1)

4.1	Form of Promissory Note.(2)

4.2	Form of Subscription Agreement.(2)

4.3	Description of Promissory Note dated July 13, 2007. (4)

4.4	Form of Convertible Promissory Note dated August 22, 2007. (5)

4.5	Form of Warrant Agreement dated August 22, 2007. (5)

4.6	Stock Purchase Agreement dated December 3, 2007. (7)

4.7	Securities Purchase Agreement dated December 14, 2007. (7)

4.8	Form of Warrant dated December 14, 2007 (7)

5.1	Opinion of Scott D. Olson, Esq. as to the validity of the common stock. (8)

10.1	Form Directors Agreement, filed December 13, 2006.(1)

10.2	Form Executive Employment Agreement, filed December 13, 2006.(1)

10.3	Arkenol Technology License Agreement, dated March 1, 2006, filed December 13, 2006.(1)

10.4	ARK Energy Asset Transfer and Acquisition Agreement, dated March 1, 2006, filed December 13, 2006.(1)

10.5	Form of the Consulting Agreement. (2)

10.6	Amended and Restated 2006 Incentive and Nonstatutory Stock Option Plan, dated December 13, 2006 (6)

21.1	List of Subsidiaries (3)

23.1	Consent of McKennon Wilson & Morgan LLP (8)

23.2	Consent of Scott D. Olson, Esq. (included in opinion set forth in Exhibit 5.1 hereto).

24.1	Power of Attorney (9)

99.1	Audit Committee Charter (2)

99.2	Compensation Committee Charter (2)

(1) Incorporated by reference to the Company’s Form 10-SB, as filed with the SEC on December 13, 2006.

(2) Incorporated by reference to the Company’s Form 10-SB/A, as filed with the SEC on February 28, 2007.

(3) Incorporated by reference to the Company’s Form 10-SB/A , as filed with the SEC on April 17, 2007.

(4) Incorporated by reference to the Company’s Form 8-K as filed with the SEC on July 16, 2007.

(5) Incorporated by reference to the Company’s Form 8-K as filed with the SEC on August 28, 2007.

(6) Incorporated by reference to the Company’s Form S-8, as filed with the SEC on December 17, 2007.

(7) Incorporated by reference to the Company’s Form 8-K, as filed with the SEC on December 18, 2007.

(8) Filed herewith.

(9) Included on signature page of this Registration Statement.

Item 28. Undertakings.

The undersigned Registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to ule 424(b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4) For determining liability of the undersigned under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned or used or referred to by the undersigned;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv) Any other communication that is an offer in the offering made by the undersigned to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above in Item 24, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of the expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, BlueFire Ethanol Fuels, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on December 19, 2007.

BLUEFIRE ETHANOL FUELS, INC.

By:	/s/ Arnold R. Klann
Arnold R. Klann,
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/Christopher Scott
Christopher Scott
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Arnold R. Klann, Robert E. Lustrin, Craig A. Sklar and Joseph M. Lucosky his attorney-in-fact and agent, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Arnold R. Klann	Director and Chairman of the Board;	December 19, 2007
Arnold R. Klann	President and Chief Executive Officer

/s/Necitas Sumait	Director; Secretary and Vice President	December 19, 2007
Necitas Sumait

/s/Chris Nichols	Director	December 19, 2007
Chris Nichols

/s/Joseph I. Emas	Director	December 19, 2007
Joseph I. Emas

/s/Victor H Doolan	Director	December 19, 2007
Victor H Doolan